EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
NORTHFIELD BANCORP, INC.
AND
VSB BANCORP, INC.

DECEMBER 23, 2019

TABLE OF CONTENTS
ARTICLE I CERTAIN DEFINITIONS		2
1.1.	Certain Definitions.	2
ARTICLE II THE MERGER		9
2.1.	Merger.	9
2.2.	Closing; Effective Time.	10
2.3.	Certificate of Incorporation and Bylaws.	10
2.4.	Directors and Officers of Surviving Company.	10
2.5.	Effects of the Merger.	10
2.6.	Tax Consequences.	10
2.7.	Possible Alternative Structures.	11
2.8.	Additional Actions.	11
2.9.	Bank Merger.	11
ARTICLE III CONVERSION OF SHARES		12
3.1.	Conversion of VSB Bancorp Common Stock; Merger Consideration.	12
3.2.	Procedures for Exchange of VSB Bancorp Common Stock.	13
3.3.	Reservation of Shares.	15
3.4.	Treatment of VSB Bancorp Stock Plans.	15
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF VSB BANCORP		16
4.1.	Standard.	16
4.2.	Organization.	17
4.3.	Capitalization.	18
4.4.	Authority; No Violation.	19
4.5.	Consents.	20
4.6.	Financial Statements.	20
4.7.	Taxes.	22
4.8.	No Material Adverse Effect.	23
4.9.	Material Contracts; Leases; Defaults.	23
4.10.	Ownership of Property; Insurance Coverage.	24
4.11.	Legal Proceedings.	25
4.12.	Compliance With Applicable Law.	26
4.13.	Employee Benefit Plans.	27
4.14.	Brokers, Finders and Financial Advisors.	30
4.15.	Environmental Matters.	30
4.16.	Loan Portfolio and Investment Securities.	31
4.17.	Other Documents.	33
4.18.	Related Party Transactions.	33
4.19.	Deposits.	33
4.20.	Antitakeover Provisions Inapplicable; Required Vote.	33
4.21.	Registration Obligations.	34
4.22.	Risk Management Instruments.	34
4.23.	Fairness Opinion.	34
4.24.	Trust Accounts	34
4.25.	Intellectual Property.	34
4.26.	Investment Management	35
4.27.	Information Technology	35

(i)

ARTICLE V REPRESENTATIONS AND WARRANTIES OF NORTHFIELD BANCORP		35
5.1.	Standard.	36
5.2.	Organization.	36
5.3.	Capitalization.	37
5.4.	Authority; No Violation.	38
5.5.	Consents.	38
5.6.	Financial Statements.	39
5.7.	Taxes.	40
5.8.	No Material Adverse Effect.	41
5.9.	Ownership of Property; Insurance Coverage.	41
5.10.	Legal Proceedings.	42
5.11.	Compliance With Applicable Law.	42
5.12.	Employee Benefit Plans.	43
5.13.	Environmental Matters.	44
5.14.	Loan Portfolio.	45
5.15.	Antitakeover Provisions Inapplicable.	45
5.16.	Risk Management Instruments.	45
5.17.	Trust Accounts	46
5.18.	Intellectual Property	46
5.19.	Northfield Bancorp Common Stock	46
5.20.	Information Technology	46
ARTICLE VI COVENANTS OF VSB BANCORP		46
6.1.	Conduct of Business.	46
6.2.	Current Information.	51
6.3.	Access to Properties and Records.	52
6.4.	Financial and Other Statements.	54
6.5.	Maintenance of Insurance.	54
6.6.	Disclosure Supplements.	54
6.7.	Consents and Approvals of Third Parties; Proxy Solicitor.	54
6.8.	All Reasonable Efforts.	55
6.9.	Failure to Fulfill Conditions.	55
6.10.	No Solicitation.	55
6.11.	Board of Directors and Committee Meetings.	58
6.12.	Termination of the VSB Bancorp 401(k) Plan and ESOP.	58
6.13.	Amendment of VSB Bancorp Severance Plan.	59
6.14.	Access to Customers and Suppliers.	59
6.15.	Stock Market De-Listing.	60
6.16.	Anti-Takeover Provisions.	60
6.17.	Stockholder Litigation	60
ARTICLE VII COVENANTS OF NORTHFIELD BANCORP		60
7.1.	Conduct of Business.	60
7.2.	Disclosure Supplements.	61
7.3.	Consents and Approvals of Third Parties.	61
7.4.	All Reasonable Efforts.	61
7.5.	Failure to Fulfill Conditions.	61
7.6.	Employee Benefits; Advisory Board.	61

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7.7.	Directors and Officers Indemnification and Insurance.	63
7.8.	Stock Listing.	65
7.9.	Stock and Cash Reserve.	65
ARTICLE VIII REGULATORY AND OTHER MATTERS		66
8.1.	Meeting of VSB Bancorp Stockholders; Proxy Statement-Prospectus; Merger Registration Statement	66
8.2.	Regulatory Approvals.	67
ARTICLE IX CLOSING CONDITIONS		68
9.1.	Conditions to Each Party’s Obligations under this Agreement.	68
9.2.	Conditions to the Obligations of Northfield Bancorp under this Agreement.	69
9.3.	Conditions to the Obligations of VSB Bancorp under this Agreement.	70
ARTICLE X THE CLOSING		70
10.1.	Time and Place.	70
10.2.	Deliveries at the Pre-Closing and the Closing.	71
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		71
11.1.	Termination.	71
11.2.	Effect of Termination.	74
11.3.	Amendment, Extension and Waiver.	75
ARTICLE XII MISCELLANEOUS		75
12.1.	Confidentiality.	75
12.2.	Public Announcements.	76
12.3.	Survival.	76
12.4.	Notices.	76
12.5.	Parties in Interest.	77
12.6.	Complete Agreement.	77
12.7.	Counterparts.	77
12.8.	Severability.	78
12.9.	Governing Law.	78
12.10.	Interpretation.	78
12.11.	Specific Performance.	78
12.12.	Waiver of Jury Trial	79

Exhibit A	Form of Voting Agreement

(iii)

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 23, 2019, by and between Northfield Bancorp, Inc., a Delaware corporation (“Northfield Bancorp”) and VSB Bancorp, Inc., a New York corporation (“VSB Bancorp”). Each of Northfield Bancorp and VSB Bancorp is sometimes individually referred to herein as a “party,” and Northfield Bancorp and VSB Bancorp are collectively sometimes referred to as the “parties.”
WHEREAS, Northfield Bancorp owns all of the issued and outstanding capital stock of Northfield Bank, a federally chartered savings bank with its main office at 1731 Victory Boulevard, Staten Island, New York 10314; and
WHEREAS, VSB Bancorp owns all of the issued and outstanding capital stock of Victory State Bank (“Victory Bank”), a New York chartered bank with its main office at 4142 Hylan Boulevard, Staten Island, New York 10308; and
WHEREAS, the Board of Directors of each of Northfield Bancorp and VSB Bancorp (1) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders and (2) has approved this Agreement at meetings of each of such Boards of Directors; and
WHEREAS, in accordance with the terms of this Agreement, VSB Bancorp will merge with and into Northfield Bancorp, with Northfield Bancorp as the surviving corporation (the “Merger”); and
WHEREAS, as a condition to the willingness of Northfield Bancorp to enter into this Agreement, each of the directors and executive officers of VSB Bancorp has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Northfield Bancorp (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of VSB Bancorp owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements; and
WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
1.1.    Certain Definitions.
As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).
“ACA” shall mean the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, as amended.
“Acquisition Proposal” shall have the meaning set forth in Section 6.10.1.
“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.
“Agreement” means this Agreement and Plan of Merger, and any amendment hereto.
“Bank Merger” means the merger of Victory Bank with and into Northfield Bank with Northfield Bank as the surviving entity.
“Bank Merger Act” means the Bank Merger Act, within the Federal Deposit Insurance Act and applicable regulations thereunder.
“Bank Merger Agreement” shall mean the Agreement and Plan of Merger by and between Northfield Bank and Victory Bank.
“Bank Merger Effective Date” means the date that the certificate to merge with respect to the Bank Merger is issued by the OCC or such other date as set forth in the certificate of merger or as determined in accordance with applicable law.
“Bank Regulator” shall mean any Federal or state banking regulator having jurisdiction over the Parties, including but not limited to the OCC, the FDIC, the New York State Banking Department and/or the FRB.
“Benefits Schedule” shall have the meaning set forth in Section 4.13.12.
“BHCA” means the Bank Holding Company Act of 1956, as amended.
“Burdensome Condition” shall have the meaning set forth in Section 8.2.
“Certificate” shall mean a certificate or book entry evidencing shares of VSB Bancorp Common Stock.

“Closing” shall have the meaning set forth in Section 2.2.
“Closing Date” shall the meaning set forth in Section 2.2.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.
“Continuing Employees” shall have the meaning set forth in Section 7.6.1.
“CRA” shall have the meaning set forth in Section 4.12.3.
“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.
“Determination Date” shall mean the fifth (5th) Business Day prior to the Closing Date.
“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.
“Dissenting Stockholder” shall have the meaning set forth in Section 3.1.4.
“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.
“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Agent” shall mean Broadridge Financial Solutions, Inc., or such other bank or trust company or other agent designated by Northfield Bancorp, and reasonably acceptable to VSB Bancorp, which shall act as agent for Northfield Bancorp in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.
“Exchange Fund” shall have the meaning set forth in Section 3.2.1.
“Exchange Ratio” shall mean the quotient (rounded to the fourth decimal place) of $33.30 divided by the Northfield Bancorp Average Stock Price; provided, however, (a) if the Northfield Bancorp Average Stock Price is greater than $17.99, then the Exchange Ratio shall be 1.8514, subject to Sections 3.1.7 and 11.1.10 of this Agreement; (b) and if the Northfield Bancorp Average Stock Price is less than $16.27, then the Exchange Ratio shall be 2.0463, subject to Sections 3.1.7 and 11.1.10 of this Agreement.
“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.
“FHLB” shall mean a Federal Home Loan Bank.
“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.
“GAAP” shall mean accounting principles generally accepted in the United States of America.
“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.
“HIPAA” shall mean the Health Insurance Portability and Accountability Act.
“HOLA” means the Home Owners’ Loan Act, as amended.
“IRS” shall mean the United States Internal Revenue Service.
“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have known by the executive officers of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer of that Person. For purposes of this Agreement, references to the “Knowledge of Northfield Bancorp” shall include the Knowledge of Northfield Bank and references to the “Knowledge of VSB Bancorp” shall include the Knowledge of Victory Bank. With regard to VSB Bancorp, the “executive officers” shall mean the following persons: Richard P. Boyle, Raffaele M. Branca, Joseph J. LiBassi and Elizabeth M. Scarano. With regard to Northfield Bancorp, the “executive officers” shall mean the following persons: David V. Fasanella, Tara L. French, William R. Jacobs, Robin Lefkowitz, Steven M. Klein and Michael J. Widmer.

“Material Adverse Effect” shall mean, with respect to Northfield Bancorp or VSB Bancorp, respectively, any event, development, effect, circumstance, occurrence or change that, individually or in the aggregate, (1) is material and adverse to the financial condition, properties, results of operations or business of Northfield Bancorp and its Subsidiaries taken as a whole, or VSB Bancorp and its Subsidiaries taken as a whole, as the context may dictate, or (2) would or does materially impair the ability of either Northfield Bancorp, on the one hand, or VSB Bancorp, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede or delay the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in tax, banking and similar laws and regulations affecting banks or thrift institutions generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, (d) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (e) the public disclosure of this Agreement and the transactions contemplated thereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement (consistent with the information included in the Disclosure Schedules), (f) any modifications or changes to valuation policies and practices in connection with the Merger in accordance with GAAP, (g) failure of Northfield Bancorp or VSB Bancorp to meet any internal financial forecasts or any earnings projections (whether made by Northfield Bancorp, VSB Bancorp, or any other Person), or (h) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, except, with respect to clauses (a), (b), (c), (f) and (h), to the extent that the effects of such change uniquely affects such party and its Subsidiaries as compared to comparable U.S. banking organizations.
“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.
“Merger” shall mean the merger of VSB Bancorp with and into Northfield Bancorp, with Northfield Bancorp as the surviving entity, pursuant to the terms hereof.
“Merger Consideration” shall mean the Northfield Bancorp Common Stock in an aggregate per share amount to be paid by Northfield Bancorp for each share of VSB Bancorp Common Stock, as set forth in Section 3.1.
“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of

Northfield Bancorp Common Stock to be offered to holders of VSB Bancorp Common Stock in connection with the Merger.
“Nasdaq” shall mean the Nasdaq Stock Market.
“New York Banking Law” shall mean the Banking Law of the State of New York, as amended, and any regulations promulgated thereunder.
“New York State Banking Department” shall mean the Department of Financial Services of the State of New York, and where appropriate shall include the Superintendent of Financial Services of the State of New York.
“Northfield Bancorp” shall mean Northfield Bancorp, Inc., a Delaware corporation, with its principal executive offices located at 581 Main Street, Woodbridge, New Jersey 07095.
“Northfield Bancorp Average Stock Price” means the average of the daily closing sales prices of a share of Northfield Bancorp Common Stock, rounded to two decimal places, for the ten (10) consecutive trading days immediately preceding the Determination Date; provided, however, that closing sales prices shall only be used for days during which Northfield Bancorp’s shares are actually traded on Nasdaq.
“Northfield Bancorp Common Stock” shall mean the common stock, par value $0.01 per share, of Northfield Bancorp.
“Northfield Bancorp Compensation and Benefit Plans” shall have the meaning set forth in Section 5.12.1.
“Northfield Bancorp DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by Northfield Bancorp to VSB Bancorp specifically referring to the appropriate section of this Agreement.
“Northfield Bancorp ERISA Affiliate Plan” shall have the meaning set forth in Section 5.12.4.
“Northfield Bancorp Financial Statements” shall mean the (i) the audited consolidated balance sheets of Northfield Bancorp as of December 31, 2018 and 2017, and the consolidated statements of comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Northfield Bancorp for each of the three years ended December 31, 2018, 2017, and 2016, as set forth in Northfield Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2018, and (ii) the unaudited interim consolidated financial statements of Northfield Bancorp as of the end of each calendar quarter following December 31, 2018, and for the periods then ended, as filed by Northfield Bancorp in its Securities Documents.
“Northfield Bancorp Stock Benefit Plans” shall mean the Northfield Bancorp, Inc. 2008 Equity Incentive Plan, the Northfield Bancorp, Inc. 2014 Equity Incentive Plan and the Northfield Bancorp, Inc. 2019 Equity Incentive Plan.

“Northfield Bancorp Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Northfield Bancorp or Northfield Bank.
“Northfield Bank” is a federally chartered savings bank, with its main office located at 1731 Victory Boulevard, Staten Island, New York 10314, which is a wholly owned subsidiary of Northfield Bancorp.
“Northfield Bank Common Stock” shall have the meaning set forth in Section 5.3.2.
“OCC” shall mean the Office of the Comptroller of the Currency, including as successor to the Office of Thrift Supervision.
“Option Consideration” shall have the meaning set forth in Section 3.4.
“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate”; “other real estate owned”; “in-substance foreclosure”; “in-substance repossession”; foreclosed real estate; and real estate acquired for debts previously contracted.
“Participation Facility” means any facility in which VSB Bancorp or its Subsidiaries or Northfield Bancorp or its Subsidiaries participates in the management of such facility, whether as lender in control of the facility, owner or operator.
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).
“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.1.2.
“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.
“Regulatory Approvals” means the approval of any Bank Regulator and any other Governmental Entity that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.
“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, or as implemented by the FDIC.
“Superior Proposal” shall have the meaning as set forth in Section 6.10.2.
“Surviving Company” shall have the meaning set forth in Section 2.1 hereof.
“Termination Date” shall mean October 31, 2020.
“Treasury Stock” shall have the meaning set forth in Section 3.1.2.
“VSB Advisory Board” shall have the meaning set forth in Section 7.6.6.
“Victory Bank” shall mean Victory State Bank, a New York chartered bank, with its principal offices located at 4142 Hylan Boulevard, Staten Island, New York 10308.
“VSB Bancorp” shall mean VSB Bancorp, Inc., a New York corporation, with its principal offices located at 4142 Hylan Boulevard, Staten Island, New York 10308.
“VSB Bancorp Common Stock” shall mean the common stock, par value $0.0001 per share, of VSB Bancorp.
“VSB Bancorp Compensation and Benefits Plans” shall have the meaning set forth in Section 4.13.1 hereof.
“VSB Bancorp DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by VSB Bancorp to Northfield Bancorp specifically referring to the appropriate section of this Agreement.
“VSB Bancorp ERISA Affiliate Plan” shall have the meaning set forth in Section 4.13.4.
“VSB Bancorp ESOP” shall mean the VSB Bancorp, Inc. Employee Stock Ownership Plan.
“VSB Bancorp Financial Statements” shall mean (i) the audited consolidated statements of financial condition of VSB Bancorp as of December 31, 2018 and 2017, and the consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of VSB Bancorp for each of the years ended December 31, 2018 and 2017, and (ii) the unaudited interim consolidated financial statements of VSB Bancorp as of the end of each calendar quarter following December 31, 2018, and for the periods then ended.
“VSB Bancorp 401(k) Plan” shall mean the Victory State Bank 401(k) Savings Plan.
“VSB Bancorp Non-Qualified Agreements” shall have the meaning set forth in Section 7.6.2.

“VSB Bancorp Recommendation” shall have the meaning set forth in Section 8.1.1.
“VSB Bancorp Regulatory Reports” means the Call Reports of Victory Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2017, through the Closing Date.
“VSB Bancorp Representatives” shall have the meaning set forth in Section 6.10.1.
“VSB Bancorp RRP Plan” means the VSB Bancorp, Inc. Retention and Recognition Plan for Directors, Officers and Employees.
“VSB Bancorp Severance Plan” shall mean the Victory State Bank Severance Pay Plan or any other severance plan, policy or program, other than individual employment or change in control agreements, maintained by VSB Bancorp or Victory Bank for the benefit of employees.
“VSB Bancorp Stockholder Approval” shall have the meaning set forth in Section 4.4.
“VSB Bancorp Stockholders’ Meeting” shall have the meaning set forth in Section 8.1.1.
“VSB Bancorp Stock Options” shall have the meaning set forth in Section 3.4.
“VSB Bancorp Stock Option Plans” means the VSB Bancorp, Inc. 2000 Incentive Stock Option Plan for Officers and Employees, the VSB Bancorp, Inc. 2004 Directors’ Stock Option Plan and the VSB Bancorp, Inc. 2010 Incentive Stock Option Plan for Officers and Employees.
“VSB Bancorp Stock Plans” means the VSB Bancorp Stock Option Plans and the VSB Bancorp RRP Plan.
“VSB Bancorp Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by VSB Bancorp.
Other terms used herein are defined in the preamble and elsewhere in this Agreement.
ARTICLE II
THE MERGER
2.1.    Merger.
Subject to the terms and conditions of this Agreement, at the Effective Time: (a) VSB Bancorp shall merge with and into Northfield Bancorp, with Northfield Bancorp as the resulting or surviving corporation (the “Surviving Company”), with its main office to be maintained at 1731 Victory Boulevard, Staten Island, New York 10314; and (b) the separate existence of VSB Bancorp shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of VSB Bancorp shall be vested in and assumed by Northfield Bancorp. As part of the Merger, each share of VSB Bancorp Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2.    Closing; Effective Time.
Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof, the closing of the Merger shall occur no later than ten business days following the latest to occur of (i) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods or (ii) the approval of the Merger by the stockholders of VSB Bancorp, or at such other date or time upon which Northfield Bancorp and VSB Bancorp mutually agree (the “Closing”). The Merger shall be effected by the filing of a Certificate of Merger with the Delaware Secretary on the day of the Closing (the “Closing Date”), in accordance with the Delaware General Corporation Law, and by filing a Certificate of Merger with the New York State Secretary of State, in accordance with the New York Business Corporation Law. The “Effective Time” means the date and time upon which the certificates are filed with the Delaware Secretary and the New York State Department of State, or as otherwise stated in the certificates, in accordance with the Delaware General Corporation Law and the New York Business Corporation Law.
2.3.    Certificate of Incorporation and Bylaws.
The Certificate of Incorporation and Bylaws of Northfield Bancorp as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Company, until thereafter amended as provided therein and by applicable law.
2.4.    Directors and Officers of Surviving Company.
The directors of Northfield Bancorp immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Company. The officers of Northfield Bancorp immediately prior to the Effective Time shall be the initial officers of Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.
2.5.    Effects of the Merger.
At and after the Effective Time, the Merger shall have the effects as set forth in this Agreement and in the Delaware General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, Northfield Bancorp shall possess all of the properties, rights, privileges, powers and franchises of VSB Bancorp and be subject to all of the debts, liabilities and obligations of VSB Bancorp.
2.6.    Tax Consequences.
It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Northfield

Bancorp, VSB Bancorp nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Northfield Bancorp and VSB Bancorp each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Sections 9.2.6 and 9.3.5, which certificates shall be effective as of the date of such opinions.
2.7.    Possible Alternative Structures.
Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, Northfield Bancorp shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) such modification does not prevent counsel from rendering the opinions contemplated by Sections 9.2.6 and 9.3.5; (ii) the consideration to be paid to the holders of VSB Bancorp Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required Regulatory Approvals or other consents and approvals relating to the consummation of the Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.
2.8.    Additional Actions.
If, at any time after the Effective Time, Northfield Bancorp shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to: (i) vest, perfect or confirm, of record or otherwise, in Northfield Bancorp or Northfield Bank its right, title or interest in, to or under any of the rights, properties or assets of VSB Bancorp or Victory Bank; or (ii) otherwise carry out the purposes of this Agreement, VSB Bancorp, Victory Bank and its officers and directors shall be deemed to have granted to Northfield Bancorp and Northfield Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Northfield Bancorp or Northfield Bank its right, title or interest in, to or under any of the rights, properties or assets of VSB Bancorp, or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Northfield Bancorp and Northfield Bank are authorized in the name of VSB Bancorp, Victory Bank or otherwise to take any and all such action.
2.9.    Bank Merger.
Subject to the terms and conditions of the Bank Merger Agreement, and in accordance with federal and state law, Victory Bank will merge with and into Northfield Bank, and Northfield Bank shall be the surviving institution. The Bank Merger Effective Time shall immediately follow the Effective Time of the Merger, at which time the Bank Merger shall be consummated.

ARTICLE III
CONVERSION OF SHARES
3.1.    Conversion of VSB Bancorp Common Stock; Merger Consideration.
At the Effective Time, by virtue of the Merger and without any action on the part of Northfield Bancorp, VSB Bancorp or the holders of any of the shares of VSB Bancorp Common Stock, the Merger shall be effected in accordance with the following terms:
3.1.1.    Each share of Northfield Bancorp Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.
3.1.2.    All shares of VSB Bancorp Common Stock held in the treasury of VSB Bancorp and each share of VSB Bancorp Common Stock owned by Northfield Bancorp or any direct or indirect wholly owned Subsidiary of Northfield Bancorp immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (collectively, “Treasury Stock”), shall, at the Effective Time, cease to exist, and such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.
3.1.3.    Each share of VSB Bancorp Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive a number of shares of Northfield Bancorp Common Stock determined on the basis of the Exchange Ratio (the “Merger Consideration”).
3.1.4.    Each outstanding share of VSB Bancorp Common Stock, the holder of which has perfected his right to dissent under the New York Business Corporation Law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the New York Business Corporation Law. VSB Bancorp shall give Northfield Bancorp prompt notice upon receipt by VSB Bancorp of any such demands for payment of the fair value of such shares of VSB Bancorp Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”). Northfield Bancorp shall have the right to participate in all negotiations and proceedings with respect to any such demands. VSB Bancorp shall not, except with the prior written consent of Northfield Bancorp, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under New York Banking Law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.
3.1.5.    If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to such payment at or prior to the Effective Time,

such holder’s shares of VSB Bancorp Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.
3.1.6.    After the Effective Time, shares of VSB Bancorp Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section have no rights except (i) the right to receive the Merger Consideration or (ii) the rights of Dissenting Stockholders in the case of Dissenting Shares.
3.1.7.    In the event Northfield Bancorp changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Northfield Bancorp Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Northfield Bancorp Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted.
3.1.8.    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Northfield Bancorp Common Stock shall be issued upon the surrender for exchange of Certificates. In lieu of the issuance of any such fractional share, Northfield Bancorp shall pay to each former holder of VSB Bancorp Common Stock who otherwise would be entitled to receive a fractional share of Northfield Bancorp Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of Northfield Bancorp Common Stock as reported on the Nasdaq for the ten (10) consecutive trading days ending on and including the fifth (5th) business day preceding the Closing Date. For purposes of determining any fractional share interest, all shares of VSB Bancorp Common Stock owned by a VSB Bancorp stockholder shall be combined so as to calculate the maximum number of whole shares of Northfield Bancorp Common Stock issuable to such VSB Bancorp stockholder.
3.2.    Procedures for Exchange of VSB Bancorp Common Stock.
3.2.1.    Northfield Bancorp to Make Merger Consideration Available. Prior to Closing, Northfield Bancorp shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of VSB Bancorp Common Stock, for exchange in accordance with Section 3.1, certificates representing the shares of Northfield Bancorp Common Stock, (which shall not be necessary, if, at Northfield Bancorp’s option, shares of Merger Consideration will be issued in book entry form), and an aggregate amount of cash sufficient to pay the estimated amount of cash to be paid in lieu of fractional shares of VSB Bancorp Common Stock (such cash and certificates for shares of Northfield Bancorp Common Stock (if necessary), together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).
3.2.2.    Exchange of Certificates. Northfield Bancorp shall take all steps necessary to cause the Exchange Agent, as soon as is reasonably practicable, but in no event later than three (3) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a letter of transmittal and instructions for use in effecting the surrender of the Certificates to the

Exchange Agent in exchange for the Merger Consideration and cash in lieu of fractional shares into which the VSB Bancorp Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall be subject to the reasonable approval of VSB Bancorp) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of VSB Bancorp Common Stock shall have become entitled pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.
3.2.3.    Rights of Holders of Certificates After the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding VSB Bancorp Common Stock shall have no rights, after the Effective Time, with respect to such VSB Bancorp Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement, or, as to Dissenting Shares, such rights as provided under the New York Business Corporation Law. No dividends or other distributions declared after the Effective Time with respect to Northfield Bancorp Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Northfield Bancorp Common Stock represented by such Certificate.
3.2.4.    Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
3.2.5.    Closing of Transfer Books. The stock transfer books of VSB Bancorp shall be closed immediately upon the Effective Time and from and after the Effective Time, there shall be no transfers on the stock transfer books of VSB Bancorp of the VSB Bancorp Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

3.2.6.    Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, Northfield Bancorp shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Northfield Bancorp (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Northfield Bancorp nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.
3.2.7.    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.
3.2.8.    Withholding. The Exchange Agent or Northfield Bancorp will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of VSB Bancorp Common Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent or Northfield Bancorp, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the VSB Bancorp Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent or Northfield Bancorp.
3.3.    Reservation of Shares.
Northfield Bancorp shall reserve for issuance a sufficient number of shares of Northfield Bancorp Common Stock for the purpose of issuing shares of Northfield Bancorp Common Stock to the VSB Bancorp stockholders in accordance with this Article III.
3.4.    Treatment of VSB Bancorp Stock Plans.
3.4.1    Holders of all outstanding and unexercised options to acquire shares of VSB Bancorp Common Stock (“VSB Bancorp Stock Options”) under the VSB Bancorp Stock Option Plans, whether or not vested, as of the Effective Time will be entitled, subject to Northfield Bancorp’s receipt of an option surrender agreement, to receive a cash payment from Northfield Bank (or at the request of Northfield Bancorp, from VSB Bancorp) equal to the product of (i) the number of shares of VSB Bancorp Common Stock subject to such VSB Bancorp Stock Option at the Effective Time and (ii) the amount by which the product of (x) and average of the daily closing sales prices of a share of Northfield Bancorp Common Stock as reported on the Nasdaq for the ten (10) consecutive trading days ending on and including the fifth (5th) business day preceding the Closing

Date and (y) the Exchange Ratio, exceeds the exercise price per share of such VSB Bancorp Stock Option (the “Option Consideration”). The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes. If the exercise price of a VSB Bancorp Stock Option is greater than or equal to the Option Consideration, then the holder thereof shall not be entitled to receive the Option Consideration, and at the Effective Time such VSB Bancorp Stock Option shall be canceled without any payment made in exchange therefor. Subject to the foregoing, the VSB Bancorp Stock Option Plans, including all underlying award agreements, and all VSB Bancorp Options issued thereunder, shall terminate at the Effective Time. Prior to the Effective Time, VSB Bancorp shall take all actions as necessary to give effect to such transactions, including, without limitation, taking such actions as are necessary or required under the VSB Bancorp Stock Option Plans.
3.4.2    All unvested shares of restricted VSB Bancorp Common Stock awarded under the VSB RRP Plan shall automatically vest in full according to the terms governing such award as of the Effective Time, to the extent not previously vested or forfeited and shall be entitled to receive the Merger Consideration.  At the Effective Time, the VSB RRP Plan shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall be of no further force and effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF VSB BANCORP
VSB Bancorp represents and warrants to Northfield Bancorp that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the VSB Bancorp DISCLOSURE SCHEDULE delivered by VSB Bancorp to Northfield Bancorp on the date hereof, and except as to any representation or warranty that specifically relates to an earlier date. VSB Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the VSB Bancorp DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the VSB Bancorp DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.
4.1.    Standard.
No representation or warranty of VSB Bancorp contained in this Article IV shall be deemed untrue or incorrect, and VSB Bancorp shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2, 4.4, 4.9.1, 4.13.5, 4.13.8, 4.13.9, 4.13.10, 4.13.12, 4.14 and 4.20, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects, and to the representations and warranties contained in Sections 4.3 and 4.8, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects. In addition and for purposes of clarity, under this Section 4.1, it shall constitute a breach of a representation or warranty by VSB Bancorp under the “in all material respects” standard in the preceding sentence if there is any item required to be included on VSB Bancorp DISCLOSURE SCHEDULE 4.9.1 or VSB Bancorp DISCLOSURE SCHEDULE 4.13.12 that is either not set forth or the estimate provided is incorrect and the cost (individually or in the aggregate) or such omission or error is in excess of $100,000 (whether upon termination or during the course of its operation).
4.2.    Organization.
4.2.1.    VSB Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly registered as a bank holding company under the BHCA. VSB Bancorp has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on VSB Bancorp.
4.2.2.    Victory Bank is a bank duly organized, validly existing and in good standing under the laws of the State of New York. Victory Bank has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on VSB Bancorp. The deposits of Victory Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.
4.2.3.    Victory Bank is a member in good standing of the FHLB of New York and owns the requisite amount of stock therein. The location of the principal office and each branch office of VSB Bancorp is set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.2.3.
4.2.4.    VSB Bancorp DISCLOSURE SCHEDULE 4.2.4 lists every VSB Bancorp Subsidiary, and for each VSB Bancorp Subsidiary, its jurisdiction of incorporation, VSB Bancorp’s percentage ownership, the number of shares of stock or other equity ownership interests owned or controlled by VSB Bancorp and the name and number of shares held by any other person who owns any stock. VSB Bancorp owns all the capital stock of the VSB Bancorp Subsidiaries, free and clear of any lien or encumbrance. Each VSB Bancorp Subsidiary (other than Victory Bank) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Other than shares of capital stock of the VSB Bancorp Subsidiaries listed on VSB Bancorp DISCLOSURE SCHEDULE 4.2.4, VSB Bancorp does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity, except for FHLB stock, permissible equity interests held in the investment portfolios of VSB Bancorp or any VSB Bancorp Subsidiary, equity interests held by any VSB Bancorp Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of VSB Bancorp or its Subsidiaries.
4.2.5.    The respective minute books of VSB Bancorp and each VSB Bancorp Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).
4.2.6.    Prior to the date of this Agreement, VSB Bancorp has made available to Northfield Bancorp true and correct copies of the certificate of incorporation or charter and bylaws of VSB Bancorp and each VSB Bancorp Subsidiary.
4.3.    Capitalization.
4.3.1.    The authorized capital stock of VSB Bancorp consists of ten million (10,000,000) shares of VSB Bancorp Common Stock. There are 1,848,965 shares of VSB Bancorp Common Stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights. There are 263,461 shares of VSB Bancorp Common Stock held by VSB Bancorp as treasury stock. Other than the VSB Bancorp Stock Options, neither VSB Bancorp nor any VSB Bancorp Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of VSB Bancorp Common Stock, or any other security of VSB Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of VSB Bancorp Common Stock or any other security of VSB Bancorp.
4.3.2.    The authorized capital stock of Victory Bank consists of seven hundred thousand (700,000) shares of common stock, par value $5.00 per share (“Victory Bank Common Stock”). All the issued and outstanding shares of Victory Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by VSB Bancorp free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.3.2, either VSB Bancorp or Victory Bank owns all the outstanding shares of capital stock of each VSB Bancorp Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.
4.3.3.    To the Knowledge of VSB Bancorp, except as set forth on VSB Bancorp DISCLOSURE SCHEDULE 4.3.3, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of VSB Bancorp Common Stock.

4.3.4.    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which VSB Bancorp’s stockholders may vote have been issued by VSB Bancorp and are outstanding.
4.4.    Authority; No Violation.
4.4.1.    VSB Bancorp has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.2 and the approval of this Agreement by VSB Bancorp’s stockholders (the “VSB Bancorp Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by VSB Bancorp and the completion by VSB Bancorp of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of VSB Bancorp, and no other corporate proceedings on the part of VSB Bancorp, other than the VSB Bancorp Stockholder Approval, are necessary to approve this Agreement and complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by VSB Bancorp, and subject to VSB Bancorp Stockholder Approval, receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Northfield Bancorp, constitutes the valid and binding obligation of VSB Bancorp, enforceable against VSB Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
4.4.2.    Subject to compliance by Northfield Bancorp with the terms and conditions of this Agreement, the receipt of Regulatory Approvals (and compliance with any conditions contained therein) and VSB Bancorp Stockholder Approval,
(A)     the execution and delivery of this Agreement by VSB Bancorp,
(B)     the consummation of the transactions contemplated hereby, and
(C)     compliance by VSB Bancorp with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of VSB Bancorp or any VSB Bancorp Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to VSB Bancorp or any VSB Bancorp Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of VSB Bancorp or any VSB Bancorp Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which VSB Bancorp or VSB Bancorp Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof that, either individually or in the aggregate, will not have a Material Adverse Effect on VSB Bancorp and the VSB Bancorp Subsidiaries taken as a whole.
4.4.3.    The VSB Bancorp Stockholder Approval is the only vote of holders of any class of VSB Bancorp’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.
4.4.4.    The Board of Directors of VSB Bancorp, by resolution duly adopted by the unanimous vote of the entire Board of Directors at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of VSB Bancorp and its stockholders and declared the Merger to be advisable, and (ii) recommended that the stockholders of VSB Bancorp approve this Agreement and directed that such matter be submitted for consideration by the VSB Bancorp stockholders at the VSB Bancorp Stockholders’ Meeting.
4.5.    Consents.
Except for (i) the Regulatory Approvals referred to in Section 8.2 hereof and compliance with any conditions contained therein, (ii) the filing with the SEC of the Merger Registration Statement and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) approval of the listing on the Nasdaq of Northfield Bancorp Common Stock to be issued in the Merger, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Northfield Bancorp Common Stock pursuant to this Agreement, (v) the VSB Bancorp Stockholder Approval, and (vi) the filing of certificates of merger with the Delaware Secretary and the New York State Department of State, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary and, to the Knowledge of VSB Bancorp, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by VSB Bancorp, and the completion of the Merger by VSB Bancorp. To the Knowledge of VSB Bancorp, no fact or circumstance exists, including any possible other transaction pending or under consideration by VSB Bancorp or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the OCC, the FDIC or the New York State Banking Department, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the HOLA, New York Banking Law or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.
4.6.    Financial Statements.
4.6.1.    VSB Bancorp has previously made available to Northfield Bancorp the VSB Bancorp Financial Statements. The VSB Bancorp Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of VSB

Bancorp and the VSB Bancorp Subsidiaries on a consolidated basis as of and for the respective periods ended on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.
4.6.2.    At the date of each statement of financial condition included in the VSB Bancorp Financial Statements, VSB Bancorp did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such VSB Bancorp Financial Statements or in the footnotes thereto that are not fully reflected or reserved against therein in accordance with GAAP or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material individually or in the aggregate or that are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.
4.6.3.    VSB Bancorp has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2017 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith.  As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed. The VSB Bancorp Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.
4.6.4.    The records, systems, controls, data and information of VSB Bancorp and the VSB Bancorp Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence.  VSB Bancorp and the VSB Bancorp Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances (i) that the assets of VSB Bancorp and the VSB Bancorp Subsidiaries are protected and properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the VSB Bancorp Financial Statements by VSB Bancorp’s certified public accountants.
4.6.5.    VSB Bancorp has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors and in VSB Bancorp DISCLOSURE SCHEDULE 4.6.5: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.
4.6.6.    Since December 31, 2017, (i) neither VSB Bancorp nor any VSB Bancorp Subsidiary nor, to the Knowledge of VSB Bancorp, any director, officer, employee, auditor, accountant or representative of VSB Bancorp or of any VSB Bancorp Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of VSB Bancorp or any VSB Bancorp Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that VSB Bancorp or any VSB Bancorp Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing VSB Bancorp or any VSB Bancorp Subsidiary, whether or not employed by VSB Bancorp or any VSB Bancorp Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.
4.7.    Taxes.
VSB Bancorp and the VSB Bancorp Subsidiaries that are at least 80 percent (80%) owned by VSB Bancorp are members of the same affiliated group within the meaning of Code Section 1504(a). VSB Bancorp and each VSB Bancorp Subsidiary has duly filed all federal, state and local tax returns required to be filed by or with respect to VSB Bancorp and each VSB Bancorp Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of VSB Bancorp, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes that have been incurred by or are due or claimed to be due from VSB Bancorp and any VSB Bancorp Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.7, VSB Bancorp has received no written notice of, and to the Knowledge of VSB Bancorp, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of VSB Bancorp or any VSB Bancorp Subsidiary, and no claim has been made by any authority in a jurisdiction where VSB Bancorp or any VSB Bancorp Subsidiary does not file tax returns that VSB Bancorp or any such VSB Bancorp Subsidiary is subject to taxation in that jurisdiction. Except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.7, VSB Bancorp and the VSB Bancorp Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. VSB Bancorp and each VSB Bancorp Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and VSB Bancorp and each VSB Bancorp Subsidiary, to the Knowledge of VSB Bancorp, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2018, through and including the date of this Agreement, neither VSB Bancorp nor any VSB Bancorp Subsidiary has made any material election for federal or state income tax purposes.
4.8.    No Material Adverse Effect.
VSB Bancorp and the VSB Bancorp Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2018, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on VSB Bancorp and the VSB Bancorp Subsidiaries, taken as a whole.
4.9.    Material Contracts; Leases; Defaults.
4.9.1.    Except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.9.1, neither VSB Bancorp nor any VSB Bancorp Subsidiary is a party to or subject to: (i) any agreement that by its terms limits the payment of dividends by VSB Bancorp or any VSB Bancorp Subsidiary; (ii) any collective bargaining agreement with any labor union relating to employees of VSB Bancorp or any VSB Bancorp Subsidiary; (iii) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which VSB Bancorp or any VSB Bancorp Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or that contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to Northfield Bancorp or any Northfield Bancorp Subsidiary; (iv) any other agreement, written or oral, that obligates VSB Bancorp or any VSB Bancorp Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment; or (v) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by VSB Bancorp or any VSB Bancorp Subsidiary (it being understood that any non-compete or similar provision shall be deemed material); (vi) any agreement, contract, commitment or understanding pursuant to which VSB Bancorp or any VSB Bancorp Subsidiary may be obligated to invest in or contribute capital to any entity; or (vii) any agreement, contract, commitment or understanding that relates to the involvement of VSB Bancorp or any VSB Bancorp Subsidiary in any joint venture, partnership, limited company agreement or other similar agreement or arrangement, or to the formation, criteria or operation, management or control of any joint venture with any third parties. VSB Bancorp DISCLOSURE SCHEDULE 4.9.1 sets forth the payments due if any agreement, contract, commitment or understanding, or group of related agreements (including data processing contracts) described in VSB Bancorp DISCLOSURE SCHEDULE 4.9.1 is terminated by VSB Bancorp or Northfield Bancorp prior to, in connection with, or immediately following the Merger, and where such payment or penalty would exceed $100,000.
4.9.2.    Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in VSB Bancorp DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither VSB Bancorp nor any VSB Bancorp Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
4.9.3.    True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to Northfield Bancorp on or before the date hereof and are in full force and effect on the date hereof. Except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which VSB Bancorp or any VSB Bancorp Subsidiary is a party or under which VSB Bancorp or any VSB Bancorp Subsidiary may be liable contains provisions that permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of VSB Bancorp or any VSB Bancorp Subsidiary or upon the occurrence of a subsequent event, or (ii) requires VSB Bancorp or any VSB Bancorp Subsidiary to provide a benefit in the form of VSB Bancorp Common Stock or determined by reference to the value of VSB Bancorp Common Stock.
4.9.4.    Except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.9.4, since December 31, 2018, through and including the date of this Agreement, neither VSB Bancorp nor any VSB Bancorp Subsidiary has (i) made any material change in the credit policies or procedures of VSB Bancorp or any VSB Bancorp Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice; (iii) entered into any lease of real or personal property requiring annual payments in excess of $25,000 or more than $75,000 over its remaining term, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of VSB Bancorp or any VSB Bancorp Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.
4.10.    Ownership of Property; Insurance Coverage.
4.10.1.    A list of all real property owned or leased by VSB Bancorp or any VSB Bancorp Subsidiary is set forth in DISCLOSURE SCHEDULE 4.10.1. VSB Bancorp and each VSB Bancorp Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by VSB Bancorp or each VSB Bancorp Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the statements of financial condition contained in the most recent

VSB Bancorp Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such statements of financial condition), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of New York, inter-bank credit facilities, reverse repurchase agreements or any transaction by VSB Bancorp or a VSB Bancorp Subsidiary acting in a fiduciary capacity, (ii) mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or that are being contested in good faith, and (iii) statutory liens for amounts not yet delinquent or that are being contested in good faith. VSB Bancorp and the VSB Bancorp Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by VSB Bancorp and the VSB Bancorp Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. All real property owned or leased by VSB Bancorp or any of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear expected), conforms in all material respects with all applicable ordinances, regulations and zoning laws and are considered by VSB Bancorp to be adequate for the current business of VSB Bancorp and its Subsidiaries. To the knowledge of VSB Bancorp, none of the buildings, structures or other improvements located on any real property owned or leased by VSB Bancorp or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.
4.10.2.    With respect to all material agreements pursuant to which VSB Bancorp or any VSB Bancorp Subsidiary has purchased securities subject to an agreement to resell, if any, VSB Bancorp or such VSB Bancorp Subsidiary, as the case may be, has a lien or security interest (which to the Knowledge of VSB Bancorp is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
4.10.3.    VSB Bancorp and each VSB Bancorp Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither VSB Bancorp nor any VSB Bancorp Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by VSB Bancorp or any VSB Bancorp Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years, VSB Bancorp and each VSB Bancorp Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of its insurance policies. VSB Bancorp DISCLOSURE SCHEDULE 4.10.3 identifies all policies of insurance maintained by VSB Bancorp and each VSB Bancorp Subsidiary (including the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date) as well as the other matters required to be disclosed under this Section 4.10.3.
4.11.    Legal Proceedings.

Except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.11, neither VSB Bancorp nor any VSB Bancorp Subsidiary is a party to any, and there are no pending or, to the Knowledge of VSB Bancorp, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against VSB Bancorp or any VSB Bancorp Subsidiary, (ii) to which VSB Bancorp or any VSB Bancorp Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) that could adversely affect the ability of VSB Bancorp to perform under this Agreement.
4.12.    Compliance With Applicable Law.
4.12.1.    To the Knowledge of VSB Bancorp, each of VSB Bancorp and each VSB Bancorp Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither VSB Bancorp nor any VSB Bancorp Subsidiary has received any written notice to the contrary. The Board of Directors of VSB Bancorp has adopted and VSB Bancorp has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.
4.12.2.    Each of VSB Bancorp and each VSB Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of VSB Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals set forth in Section 8.2.
4.12.3.    For the period beginning December 31, 2017, and except as disclosed in VSB Bancorp DISCLOSURE SCHEDULE 4.12.3, neither VSB Bancorp nor any VSB Bancorp Subsidiary has received any written notification or, to the Knowledge of VSB Bancorp, any other communication from any Bank Regulator: (i) asserting that VSB Bancorp or any VSB Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances that such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to VSB Bancorp or any VSB Bancorp Subsidiary; (iii) requiring or threatening to require VSB Bancorp or any VSB Bancorp Subsidiary, or indicating that VSB Bancorp or any VSB Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit, in any material respect the operations of VSB Bancorp or any VSB Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of VSB Bancorp or any VSB Bancorp Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither VSB Bancorp nor any VSB Bancorp Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to VSB Bancorp as to compliance with the Community Reinvestment Act (“CRA”) is “Satisfactory” or better.
4.13.    Employee Benefit Plans.
4.13.1    VSB Bancorp DISCLOSURE SCHEDULE 4.13.1 includes a list of all employment agreements, change in control agreements, severance agreements or arrangements, consulting agreements, existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, vacation and sick leave plans or policies (and leave schedule thereunder) and all other material benefit practices, policies and arrangements maintained by VSB Bancorp or any VSB Bancorp Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of VSB Bancorp or any VSB Bancorp Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “VSB Bancorp Compensation and Benefit Plans”). Except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.13.1, neither VSB Bancorp nor any of its Subsidiaries has any commitment or has communicated, either orally or in writing, to officers, employees or directors, any intention to create an additional compensation or benefit plan that would be required to be disclosed on VSB Bancorp DISCLOSURE SCHEDULE 4.13.1 as a VSB Bancorp Compensation and Benefit Plan, or to materially modify, change or renew any existing VSB Bancorp Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. VSB Bancorp has made available to Northfield Bancorp true and correct copies of the VSB Bancorp Compensation and Benefit Plans.
4.13.2    To the Knowledge of VSB Bancorp, each VSB Bancorp Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each VSB Bancorp Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination letter or opinion from the IRS or is entitled to rely on a determination letter issued to the sponsor of a master or prototype plan, and VSB Bancorp is not aware of any circumstances that are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of VSB Bancorp, threatened, action, suit or claim relating to any of the VSB Bancorp Compensation and Benefit Plans (other than routine claims for benefits). VSB Bancorp has not engaged in a transaction, or omitted to take any action, with respect to any VSB Bancorp Compensation and Benefit Plan that would reasonably be expected to subject VSB Bancorp to a material unpaid tax or penalty imposed by either Chapter 43 or Section 409A of the Code or Sections 409 or 502 of ERISA.
4.13.3    VSB Bancorp has never had a defined benefit plan subject to Title IV of ERISA.
4.13.4    Except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.13.4, all material contributions required to be made under the terms of any Compensation and Benefit Plan currently or formerly maintained by VSB Bancorp or any entity that is considered one employer with VSB Bancorp under Section 4001(b)(1) of ERISA or Section 414 of the Code (a “VSB Bancorp ERISA Affiliate Plan”) or any employee benefit arrangements to which VSB Bancorp or any VSB Bancorp Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on VSB Bancorp’s consolidated financial statements to the extent required by GAAP. Except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.13.4, VSB Bancorp and each VSB Bancorp Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable VSB Bancorp Compensation and Benefit Plan for financial reporting purposes as required by GAAP.
4.13.5    Except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.13.5, neither VSB Bancorp nor any VSB Bancorp Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any VSB Bancorp Compensation and Benefit Plan, other than benefits mandated by COBRA. Except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.13.5, there has been no communication to employees by VSB Bancorp or any VSB Bancorp Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.
4.13.6    Except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.13.6, VSB Bancorp and each VSB Bancorp Subsidiary has not maintained any VSB Bancorp Compensation and Benefit Plans covering employees who are not United States residents.
4.13.7    Except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.13.7, with respect to each VSB Bancorp Compensation and Benefit Plan, if applicable, VSB Bancorp has provided or made available to Northfield Bancorp copies of the: (A) the most recent plan documents and any amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) two most recent actuarial reports and financial statements; (E) most recent summary plan description; (F) most recent determination letter issued by the IRS; (G) any Form 5310 or Form 5330, to the extent applicable, filed with the IRS within the last two years; (H) most recent nondiscrimination tests performed under ERISA and the Code

(including 401(k) and 401(m) tests), if applicable; and (I) all material communications with any Governmental Entity with respect to any VSB Bancorp Compensation and Benefit Plan.
4.13.8    Except as disclosed in VSB Bancorp DISCLOSURE SCHEDULE 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any VSB Bancorp Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any VSB Bancorp Compensation and Benefit Plan.
4.13.9    Except as disclosed in VSB Bancorp DISCLOSURE SCHEDULE 4.13.9, all “non-qualified” deferred compensation plans, programs or arrangements (within the meaning of Section 409A of the Code) of VSB Bancorp have been in material compliance (both written and operational) with Section 409A of the Code and IRS regulations and guidance thereunder. All VSB Stock Options and stock appreciation rights granted by VSB Bancorp to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated guidance, and the expiration date of any such Stock Option or stock appreciation right has not been extended beyond its initial term established at the date of grant. Neither VSB Bancorp nor Victory Bank has extended the restriction period of any restricted VSB Common Stock granted under a VSB Bancorp RRP Plan following the date of grant.
4.13.10    Except as disclosed in VSB Bancorp DISCLOSURE SCHEDULE 4.13.10, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of VSB Bancorp or any VSB Bancorp Subsidiary to any actual or deemed payment (or benefit) that could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).
4.13.11    Except as disclosed in VSB Bancorp DISCLOSURE SCHEDULE 4.13.11, there are no VSB Stock Options or stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the VSB Bancorp Compensation and Benefit Plans, including the VSB Bancorp Stock Plans, or otherwise as of the date hereof. In addition, VSB Bancorp DISCLOSURE SCHEDULE 4.13.11 sets forth: (A) each VSB Bancorp Stock Option and equity award as of the date of this Agreement, which schedule includes the name of the individual grantee, the date of grant, the vesting schedule, and as to VSB Bancorp Stock Options, the exercise price and the expiration date; and (B) the number of shares held by the VSB Bancorp ESOP, noting the number of shares that are allocated, unallocated and committed to be released, and the amortization schedule for payment of the outstanding VSB Bancorp ESOP loan.
4.13.12    VSB Bancorp DISCLOSURE SCHEDULE 4.13.12 includes a schedule of the estimated dollar value of all termination benefits and related payments that would be payable to or recognized by the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, severance arrangements or policies, supplemental executive retirement plans, director retirement plans, deferred bonus plans, deferred compensation plans, deferred fee plans, split dollar, salary continuation plans, or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by VSB Bancorp or any VSB Bancorp Subsidiary for the benefit of officers, employees or directors of VSB Bancorp or any VSB Bancorp Subsidiary (the “Benefits Schedule”), identified by agreement, plan, arrangement or policy and assuming their employment or service is terminated without cause as of January 1, 2020 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.
4.14.    Brokers, Finders and Financial Advisors.
Neither VSB Bancorp nor any VSB Bancorp Subsidiary, nor any VSB Bancorp Representative, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the engagement letter with FinPro Capital Advisors, Inc. (“FinPro”), a copy of which is attached in VSB Bancorp DISCLOSURE SCHEDULE 4.14.
4.15.    Environmental Matters.
4.15.1.    With respect to VSB Bancorp and each VSB Bancorp Subsidiary:
(A)    Neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned), or to the Knowledge of VSB Bancorp, on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon VSB Bancorp or any VSB Bancorp Subsidiary. To the Knowledge of VSB Bancorp, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to VSB Bancorp or any VSB Bancorp Subsidiary by reason of any Environmental Laws. Neither VSB Bancorp nor any VSB Bancorp Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that VSB Bancorp or any VSB Bancorp Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities) by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon VSB Bancorp or any VSB Bancorp Subsidiary;
(B)    There is no suit, action, executive or administrative order, directive or proceeding pending or, to the Knowledge of VSB Bancorp threatened, nor to the Knowledge of VSB Bancorp is any investigation pending or threatened, before any court, governmental agency or other forum against VSB Bancorp or any VSB Bancorp Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), on a site owned, leased or operated by VSB Bancorp or any VSB Bancorp Subsidiary (including Participation Facilities and Other Real Estate Owned);
(C)    To the Knowledge of VSB Bancorp, (i) there are no underground storage tanks on, in or under any properties owned or operated by VSB Bancorp or any VSB Bancorp Subsidiary (including Participation Facilities and Other Real Estate Owned), and (ii) no underground storage tanks have been closed or removed from any properties owned or operated by VSB Bancorp or any VSB Bancorp Subsidiary (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects; and
(D)    To the Knowledge of VSB Bancorp, the properties currently owned or operated by VSB Bancorp or any VSB Bancorp Subsidiary (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law.
4.16.    Loan Portfolio and Investment Securities.
4.16.1.    The allowance for loan losses reflected in the VSB Bancorp Financial Statements as of December 31, 2018 and September 30, 2019 was, and the allowance for loan losses reflected in the VSB Bancorp Regulatory Reports for periods ending after September 30, 2019, will be, adequate, as of the dates thereof, under GAAP in all material respects.
4.16.2.    Except for any individual loans with principal outstanding balances of less than $50,000, VSB Bancorp DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of September 30, 2019, by account, of: (i) all loans (including loan participations) of VSB Bancorp or any VSB Bancorp Subsidiary that have been accelerated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (ii) all loan commitments or lines of credit of VSB Bancorp or any VSB Bancorp Subsidiary that have been terminated by VSB Bancorp or any VSB Bancorp Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party that has notified VSB Bancorp or any VSB Bancorp Subsidiary during three years preceding the date of this Agreement, or has asserted against VSB Bancorp or any VSB Bancorp Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of VSB Bancorp, each borrower, customer or other party that has given VSB Bancorp or any VSB Bancorp Subsidiary any oral notification of, or orally asserted to or against VSB Bancorp or any VSB Bancorp Subsidiary, any such claim; (iv) all extended construction loans (v) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by VSB Bancorp and any VSB Bancorp Subsidiary, or any applicable Bank Regulator, (D) to the Knowledge of VSB Bancorp, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith, (G) that are required to be accounted for as a troubled debt restructuring in accordance Accounting Standards Codification (“ASC”) 310-40, Receivables, “Troubled Restructurings by Creditors”; or (H) made pursuant to an exception to policy, and (vi) all assets classified by VSB Bancorp or any VSB Bancorp Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.
4.16.3.    All loans receivable (including discounts) and accrued interest entered on the books of VSB Bancorp and the VSB Bancorp Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of VSB Bancorp’s or the appropriate VSB Bancorp Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. Except for any individual loans with a principal outstanding balance of less than $50,000, VSB Bancorp has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of VSB Bancorp and the VSB Bancorp Subsidiaries are subject to any defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by VSB Bancorp or the appropriate VSB Bancorp Subsidiary free and clear of any liens.
4.16.4.    The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.
4.16.5.    Neither the terms of any loan, any of the documentation for any loan, the manner in which any loans have been administered and serviced, nor VSB Bancorp’s practices of approving or rejecting loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.
4.16.6.    None of the agreements pursuant to which VSB Bancorp or any of its Subsidiaries has sold loans or pools of loan participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.
4.16.7.    VSB Bancorp DISCLOSURE SCHEDULE 4.16.7 sets forth a list of all loans as of the date hereof by VSB Bancorp to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of VSB Bancorp or any of its Subsidiaries. There are no loans to any employee, officer, director or affiliate thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was not in compliance with Regulation O and all such loans are and were originated in compliance in all material respects with all applicable laws.
4.16.8.    VSB Bancorp and each VSB Bancorp Subsidiary have good and marketable title to all securities owned by them, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of VSB Bancorp or a VSB Bancorp Subsidiary. Such securities are valued on the books of VSB Bancorp in accordance with GAAP in all material respects. VSB Bancorp and each VSB Bancorp Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures that VSB Bancorp believes are prudent and reasonable. Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by VSB Bancorp or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.
4.17.    Other Documents.
VSB Bancorp has made available to Northfield Bancorp copies of (i) its annual reports to stockholders for the years ended December 31, 2018 and 2017, and (ii) proxy materials used or for use in connection with its meetings of stockholders held in 2019 and 2018.
4.18.    Related Party Transactions.
Except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.18, neither VSB Bancorp nor any VSB Bancorp Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of VSB Bancorp or any VSB Bancorp Subsidiary. Except as described in VSB Bancorp’s DISCLOSURE SCHEDULE 4.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of VSB Bancorp or any VSB Bancorp Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to VSB Bancorp’s loan modification policy that is applicable to all Persons. Neither VSB Bancorp nor any VSB Bancorp Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by VSB Bancorp is inappropriate.
4.19.    Deposits.
Except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.19, none of the deposits of VSB Bancorp is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).
4.20.    Antitakeover Provisions Inapplicable; Required Vote.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state.
The affirmative vote of majority of the issued and outstanding shares of VSB Bancorp Common Stock is required to approve this Agreement and the Merger under the New York Business Corporation Law and VSB Bancorp’s certificate of incorporation.
4.21.    Registration Obligations.
Neither VSB Bancorp nor any VSB Bancorp Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.
4.22.    Risk Management Instruments.
All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for VSB Bancorp’s own account, or for the account of one or more of VSB Bancorp’s Subsidiaries or their customers (all of which are set forth in VSB Bancorp DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of VSB Bancorp and each VSB Bancorp Subsidiary, with counterparties believed to be financially responsible at the time; and to VSB Bancorp’s and each VSB Bancorp Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of VSB Bancorp or such VSB Bancorp Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither VSB Bancorp nor any VSB Bancorp Subsidiary, nor, to the Knowledge of VSB Bancorp, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.
4.23.    Fairness Opinion.
VSB Bancorp has received an opinion from FinPro to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof the Merger Consideration to be received by the stockholders of VSB Bancorp pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.24.    Trust Accounts
Neither VSB Bancorp nor any VSB Bancorp Subsidiary has trust powers or acts as a fiduciary.
4.25.    Intellectual Property.

VSB Bancorp and each VSB Bancorp Subsidiary owns or, to the Knowledge of VSB Bancorp, possesses valid and binding licenses or other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither VSB Bancorp nor any VSB Bancorp Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. VSB Bancorp DISCLOSURE SCHEDULE 4.25 sets forth a complete and correct list of all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used the business of VSB Bancorp and its Subsidiaries. VSB Bancorp and each VSB Bancorp Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of VSB Bancorp, the conduct of the business of VSB Bancorp and each VSB Bancorp Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.
4.26.    Investment Management
Except as set forth on VSB Bancorp DISCLOSURE SCHEDULE 4.26, none of VSB Bancorp, any of its Subsidiaries or VSS Bancorp’s or its Subsidiaries’ directors, officers, or employees is required to be registered, licensed, or authorized under applicable law as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
4.27.    Information Technology
Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to VSB Bancorp, to VSB Bancorp’s Knowledge, since December 31, 2017, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of VSB Bancorp and its Subsidiaries.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF NORTHFIELD BANCORP
Northfield Bancorp represents and warrants to VSB Bancorp that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the Northfield Bancorp DISCLOSURE SCHEDULE delivered by Northfield Bancorp to VSB Bancorp on the date hereof. Northfield Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the Northfield Bancorp DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the Northfield Bancorp DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.
5.1.    Standard.
No representation or warranty of Northfield Bancorp contained in this Article V shall be deemed untrue or incorrect, and Northfield Bancorp shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 5.2, 5.3 and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects, and to the representations and warranties contained in Section 5.8, which shall be deemed untrue, incorrect and breached if they are not true and correct in all respects,
5.2.    Organization.
5.2.1.    Northfield Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. Northfield Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Northfield Bancorp.
5.2.2.    Northfield Bank is a savings bank duly organized, validly existing and in good standing under the laws of the United States of America. Northfield Bank has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Northfield Bank. The deposits of Northfield Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Northfield Bank is a member in good standing of the FHLB of New York and owns the requisite amount of stock therein. The location of the principal office and each branch office of Northfield Bank is set forth in Northfield Bancorp DISCLOSURE SCHEDULE 5.2.2.
5.2.3.    Northfield Bancorp DISCLOSURE SCHEDULE 5.2.3 sets forth each Northfield Bancorp Subsidiary. Each Northfield Bancorp Subsidiary (other than Northfield Bank)

is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.
5.2.4.    The respective minute books of Northfield Bancorp and each Northfield Bancorp Subsidiary accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).
5.2.5.    Prior to the date of this Agreement, Northfield Bancorp has made available to VSB Bancorp true and correct copies of the certificate of incorporation or charter and bylaws of Northfield Bancorp and the Northfield Bancorp Subsidiaries.
5.3.    Capitalization.
5.3.1.    The authorized capital stock of Northfield Bancorp consists of one hundred fifty million (150,000,000) shares of Northfield Bancorp Common Stock, of which [•] shares are outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, and twenty-five million (25,000,000) shares of preferred stock, $0.01 par value (“Northfield Bancorp Preferred Stock”), none of which are outstanding. There are [•] shares of Northfield Bancorp Common Stock held by Northfield Bancorp as treasury stock. Neither Northfield Bancorp nor any Northfield Bancorp Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Northfield Bancorp Common Stock, or any other security of Northfield Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of Northfield Bancorp Common Stock or any other security of Northfield Bancorp, other than shares issuable under the Northfield Bancorp Stock Benefit Plans.
5.3.2.    The authorized capital stock of Northfield Bank consists of ninety million (90,000,000) shares of common stock, par value $1.00 per share (“Northfield Bank Common Stock”) and ten million (10,000,000) shares of preferred stock, $1.00 par value. All the issued and outstanding shares of Northfield Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by Northfield Bancorp free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Except as set forth in Northfield Bancorp DISCLOSURE SCHEDULE 5.3.2, either Northfield Bancorp or Northfield Bank owns all of the outstanding shares of capital stock of each Northfield Bancorp Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.
5.3.3.    Except as set forth in Northfield Bancorp DISCLOSURE SCHEDULE 5.3.3, to the Knowledge of Northfield Bancorp, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Northfield Bancorp Common Stock.
5.3.4.    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Northfield Bancorp’s stockholders may vote have been issued by Northfield Bancorp and are outstanding.

5.4.    Authority; No Violation.
5.4.1.    Northfield Bancorp has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals described in Section 8.2, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Northfield Bancorp and the completion by Northfield Bancorp of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Northfield Bancorp, and no other corporate proceedings on the part of Northfield Bancorp are necessary to approve this Agreement and complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by Northfield Bancorp, and subject to VSB Bancorp Stockholder Approval, the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by VSB Bancorp, constitutes the valid and binding obligations of Northfield Bancorp, enforceable against Northfield Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
5.4.2.    Subject to compliance by VSB Bancorp with the terms and conditions of this Agreement, the receipt of the Regulatory Approvals (and compliance with any conditions contained therein) and VSB Bancorp Stockholder Approval,
(A)     the execution and delivery of this Agreement by Northfield Bancorp,
(B)      the consummation of the transactions contemplated hereby, and
(C)     compliance by Northfield Bancorp with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation, charter or bylaws of Northfield Bancorp or any Northfield Bancorp Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Northfield Bancorp or any Northfield Bancorp Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Northfield Bancorp, Northfield Bank or any Northfield Bancorp Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Northfield Bancorp and the Northfield Bancorp Subsidiaries taken as a whole.
5.5.    Consents.

Except for (i) the regulatory approvals referred to in Section 8.2 hereof and compliance with any conditions contained therein, (ii) the filing with the SEC of (x) the Merger Registration Statement and (y) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as any be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) approval of the listing on the Nasdaq of Northfield Bancorp Common Stock to be issued in the Merger, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Northfield Bancorp Common Stock pursuant to this Agreement, (v) the approval of this Agreement by the requisite vote of the stockholders of VSB Bancorp, and (vi) the filing of certificates of merger with the Delaware Secretary and the New York State Banking Department, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Northfield Bancorp, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary in connection with the execution and delivery of this Agreement by Northfield Bancorp and the completion of the Merger by Northfield Bancorp. To the Knowledge of Northfield Bancorp, no fact or circumstance exists, including any possible other transaction pending or under consideration by Northfield Bancorp or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the OCC or the New York State Banking Department, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the HOLA, New York Banking Law or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.
5.6.    Financial Statements.
5.6.1.    Northfield Bancorp has previously made available to VSB Bancorp the Northfield Bancorp Financial Statements. The Northfield Bancorp Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Northfield Bancorp and the Northfield Bancorp Subsidiaries on a consolidated basis as of and for the respective periods ended on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.
5.6.2.    At the date of each balance sheet included in the Northfield Bancorp Financial Statements, Northfield Bancorp did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Northfield Bancorp Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein in accordance with GAAP or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.
5.6.3.    Northfield Bancorp (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Northfield Bancorp, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Northfield Bancorp by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Northfield Bancorp’s outside auditors and the audit committee of Northfield Bancorp’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Northfield Bancorp’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Northfield Bancorp’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Northfield Bancorp’s auditors and audit committee and a copy has previously been made available to VSB Bancorp.
5.6.4.    Since December 31, 2017, (A) neither Northfield Bancorp nor any Northfield Bancorp Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of Northfield Bancorp or any Northfield Bancorp Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Northfield Bancorp or any Northfield Bancorp Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Northfield Bancorp or any Northfield Bancorp Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing Northfield Bancorp or any Northfield Bancorp Subsidiary, whether or not employed by Northfield Bancorp or any Northfield Bancorp Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.
5.7.    Taxes.
Northfield Bancorp and the Northfield Bancorp Subsidiaries that are at least 80 percent (80%) owned by Northfield Bancorp are members of the same affiliated group within the meaning of Code Section 1504(a). Northfield Bancorp has duly filed all federal, state and local tax returns required to be filed by or with respect to Northfield Bancorp and each Northfield Bancorp Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of Northfield Bancorp, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Northfield Bancorp and any Northfield Bancorp Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in Northfield Bancorp DISCLOSURE SCHEDULE 5.7, as of the date of this Agreement, Northfield Bancorp has received no notice of, and to the Knowledge of Northfield Bancorp, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Northfield Bancorp or any Northfield Bancorp Subsidiary, and no claim has been made by any authority in a jurisdiction where Northfield Bancorp or any Northfield Bancorp Subsidiary does not file tax returns that Northfield Bancorp or any such Northfield Bancorp Subsidiary is subject to taxation in that jurisdiction. Except as set forth in Northfield Bancorp DISCLOSURE SCHEDULE 5.7, Northfield Bancorp and Northfield Bancorp Subsidiary have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Northfield Bancorp and each Northfield Bancorp Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Northfield Bancorp and each Northfield Bancorp Subsidiary, to the Knowledge of Northfield Bancorp, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.
5.8.    No Material Adverse Effect.
Northfield Bancorp and the Northfield Bancorp Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2018 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Northfield Bancorp and the Northfield Bancorp Subsidiaries, taken as a whole.
5.9.    Ownership of Property; Insurance Coverage.
5.9.1.    Northfield Bancorp and each Northfield Bancorp Subsidiary have good and, as to real property, marketable title to all material assets and properties owned by Northfield Bancorp or each Northfield Bancorp Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Northfield Bancorp Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of New York, inter-bank credit facilities, revenue repurchase agreements or any transaction by a Northfield Bancorp Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith. Northfield Bancorp and each Northfield

Bancorp Subsidiary, as lessee, have the right under valid and subsisting leases of real and personal properties used by Northfield Bancorp and the Northfield Bancorp Subsidiary in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.
5.9.2.    Northfield Bancorp and each Northfield Bancorp Subsidiary currently maintain insurance considered by Northfield Bancorp to be reasonable for their respective operations. Neither Northfield Bancorp nor any Northfield Bancorp Subsidiary has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. All such insurance is valid and enforceable and in full force and effect, and within the last three years Northfield Bancorp and each Northfield Bancorp Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies except as disclosed in Northfield Bancorp DISCLOSURE SCHEDULE 5.9.2.
5.10.    Legal Proceedings.
Except as disclosed in Northfield Bancorp DISCLOSURE SCHEDULE 5.10, neither Northfield Bancorp nor any Northfield Bancorp Subsidiary is a party to any, and there are no pending or, to the Knowledge of Northfield Bancorp, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Northfield Bancorp or any Northfield Bancorp Subsidiary, (ii) to which Northfield Bancorp or any Northfield Bancorp Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Northfield Bancorp to perform under this Agreement.
5.11.    Compliance With Applicable Law.
5.11.1.    To the Knowledge of Northfield Bancorp, each of Northfield Bancorp and each Northfield Bancorp Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Northfield Bancorp nor any Northfield Bancorp Subsidiary has received any written notice to the contrary. The Board of Directors of Northfield Bank has adopted and Northfield Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.
5.11.2.    Each of Northfield Bancorp and each Northfield Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Northfield Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals.
5.11.3.    For the period beginning December 31, 2017, and except as set forth in Northfield Bancorp DISCLOSURE SCHEDULE 5.11.3, neither Northfield Bancorp nor any Northfield Bancorp Subsidiary has received any written notification or, to the Knowledge of Northfield Bancorp, any other communication from any Bank Regulator (i) asserting that Northfield Bancorp or any Northfield Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Northfield Bancorp or any Northfield Bancorp Subsidiary; (iii) requiring or threatening to require Northfield Bancorp or any Northfield Bancorp Subsidiary, or indicating that Northfield Bancorp or any Northfield Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Northfield Bancorp or any Northfield Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Northfield Bancorp or any Northfield Bancorp Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Northfield Bancorp nor any Northfield Bancorp Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Northfield Bank as to compliance with the CRA is “Satisfactory” or better.
5.12.    Employee Benefit Plans.
5.12.1.    Each employment agreement, change in control agreement, severance agreement or arrangement, consulting agreement, existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans and all other benefit practices, policies and arrangements maintained by Northfield Bancorp or any Northfield Bancorp Subsidiary and in which employees in general may participate (the “Northfield Bancorp Compensation and Benefit Plans”) has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any regulations or rules promulgated thereunder, no notice has been issued by any Governmental Entity questioning or challenging such compliance, all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA,

HIPAA, ACA and any other applicable law have been timely made, and any interest, fines, penalties or other impositions for late filings have been paid in full.
5.12.2.    To the Knowledge of Northfield Bancorp, each Northfield Bancorp Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination letter or opinion from the IRS, or is entitled to rely on a determination letter issued to the sponsor or a master or prototype plan, and Northfield Bancorp is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Northfield Bancorp, threatened action, suit or claim relating to any of the Northfield Bancorp Compensation and Benefit Plans (other than routine claims for benefits). Neither Northfield Bancorp nor any Northfield Bancorp Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Northfield Bancorp Compensation and Benefit Plan that would reasonably be expected to subject Northfield Bancorp or any Northfield Bancorp Subsidiary to an unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.
5.12.3.    Since 1996, Northfield Bancorp has not had a defined benefit plan subject to Title IV of ERISA.
5.12.4.    All material contributions required to be made under the terms of any Northfield Bancorp Compensation and Benefit Plan currently or formerly maintained by Northfield Bancorp or any entity that is considered one employer with Northfield Bancorp under Section 4001(b)(1) of ERISA or Section 414 of the Code (a “Northfield Bancorp ERISA Affiliate Plan”) or any employee benefit arrangements to which Northfield Bancorp or any Northfield Bancorp Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Northfield Bancorp’s consolidated financial statements to the extent required by GAAP. Northfield Bancorp and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Northfield Bancorp Compensation and Benefit Plan for financial reporting purposes as required by GAAP.
5.13.    Environmental Matters.
5.13.1.    To the Knowledge of Northfield Bancorp and except as disclosed in Northfield Bancorp DISCLOSURE SCHEDULE 5.13.1, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, Participation Facilities and Other Real Estate Owned), or to the Knowledge of Northfield Bancorp, on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Northfield Bancorp or any Northfield Bancorp Subsidiary. To the Knowledge of Northfield Bancorp, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Northfield Bancorp or any Northfield Bancorp Subsidiary by reason of any Environmental Laws. Neither Northfield Bancorp nor any Northfield Bancorp Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Northfield Bancorp or any Northfield Bancorp Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities) by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Northfield Bancorp or any Northfield Bancorp Subsidiary.
5.13.2.    There is no suit, claim, action, demand, executive or administrative order, directive or proceeding pending or, to the Knowledge of Northfield Bancorp, threatened, nor to the Knowledge of Northfield Bancorp is any investigation pending or threatened, before any court, governmental agency or other forum against Northfield Bancorp or any Northfield Bancorp Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), on a site owned, leased or operated by any of Northfield Bancorp or any Northfield Bancorp Subsidiary (including Participation Facilities and Other Real Estate Owned).
5.14.    Loan Portfolio.
The allowance for loan losses reflected in the Northfield Bancorp’s Financial Statements as of December 31, 2018 and September 30, 2019 was, and the allowance for loan losses shown on the balance sheets in Northfield Bancorp’s Financial Statements for periods ending after September 30, 2019 will be, adequate, as of the dates thereof, under GAAP in all material respects.
5.15.    Antitakeover Provisions Inapplicable.
The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state, including the provisions of the Delaware General Corporation Law applicable to Northfield Bancorp.
5.16.    Risk Management Instruments.
All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Northfield Bancorp’s own account, or for the account of one or more of Northfield Bancorp’s Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Northfield Bancorp, with counterparties believed to be financially responsible at the time; and to the Knowledge of Northfield Bancorp, each of them constitutes the valid and legally binding obligation of Northfield Bancorp or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Northfield Bancorp nor any Northfield Bancorp Subsidiary, nor to the Knowledge of Northfield Bancorp any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.17.    Trust Accounts
Northfield Bank and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Northfield Bank nor any other Northfield Bancorp Subsidiary, and to their Knowledge, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.
5.18.    Intellectual Property
Northfield Bancorp and each Northfield Bancorp Subsidiary own or, to the Knowledge of Northfield Bancorp, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither Northfield Bancorp nor any Northfield Bancorp Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Northfield Bancorp and each Northfield Bancorp Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Northfield Bancorp, the conduct of the business of Northfield Bancorp and each Northfield Bancorp Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.
5.19.    Northfield Bancorp Common Stock
The shares of Northfield Bancorp Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.
5.20.    Information Technology
Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Northfield Bancorp, to Northfield Bancorp’s Knowledge, since December 31, 2017, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Northfield Bancorp and its Subsidiaries.
ARTICLE VI
COVENANTS OF VSB BANCORP
6.1.    Conduct of Business.
6.1.1.    Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Northfield Bancorp, which consent will not be unreasonably withheld, conditioned or delayed, VSB Bancorp will, and it will cause each VSB Bancorp Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization, assets, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees and maintain its rights and franchises; and voluntarily take no action that would (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; provided, however that the forgoing shall not be deemed to require VSB Bancorp to take any action that would otherwise violate any other provision of this Agreement.
6.1.2.    Negative Covenants. VSB Bancorp agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, as set forth in VSB Bancorp DISCLOSURE SCHEDULE 6.1.2, or consented to by Northfield Bancorp in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the VSB Bancorp Subsidiaries not to:
(A)    change or waive any provision of its certificate of incorporation or bylaws, except as required by law, or appoint a new director to its board of directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its certificate of incorporation or charter);
(B)    (i) change the number of authorized or issued shares of its capital stock (other than pursuant to the issuance of shares upon the exercise of outstanding VSB Bancorp Stock Options), issue any shares of VSB Bancorp Common Stock that are held as “treasury shares” as of the date of this Agreement, (ii) issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the VSB Bancorp Stock Benefit Plans, (iii) split, combine or reclassify any shares of capital stock, (iv) declare, set aside or pay any dividend or other distribution in respect of capital stock (other than the declaration and payment of a regular quarterly cash dividend of not more than $0.15 per share with payment and record dates consistent with past practice, provided that the declaration of the last quarterly dividend of VSB Bancorp prior to the Effective Time and the payment thereof shall be coordinated with Northfield Bancorp so that the holders of VSB Bancorp Common Stock do not receive dividends on both VSB Bancorp Common Stock and Northfield Bancorp Common Stock received in the Merger in the same quarter), or (v) redeem or otherwise acquire any shares of capital stock;
(C)    enter into, renew, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(W)) except in the ordinary course of business consistent with past practice;
(D)    make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E)    grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on VSB Bancorp DISCLOSURE SCHEDULES 4.9.1 or 4.13.1, (ii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice, (iii) the payment of bonuses for the year ending December 31, 2019 in the amounts set forth in VSB Bancorp DISCLOSURE SCHEDULE 6.1.2(E), to the extent such bonuses have been accrued in accordance with GAAP through the date hereof and through December 31, 2019. For the sake of clarity, VSB Bancorp shall be permitted without the consent of Northfield to contribute its regularly scheduled matching contribution to the VSB Bancorp 401(k) Plan and its regularly scheduled employer contribution to the VSB ESOP, each in the ordinary course and consistent with past practices, on or prior to Closing. Neither VSB Bancorp nor any VSB Bancorp Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000, except that VSB Bancorp may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;
(F)    pay, accrue or accelerate the amount of vacation or paid time off, except in the ordinary course of business consistent with past practice;
(G)    enter into, modify, amend, except as may be required by applicable law or the terms of this Agreement, any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice; or amend, modify or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;
(H)    enter into, modify, renew or change the level of coverage or, except as may be required by applicable law or the terms of this Agreement, any insurance applicable to directors and officers;
(I)    merge or consolidate VSB Bancorp or any VSB Bancorp Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of VSB Bancorp or any VSB Bancorp Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between VSB Bancorp, or any VSB Bancorp Subsidiary, and any other Person, in each case in the ordinary course of business consistent with past practice; or enter into a purchase and assumption transaction with respect to deposits and liabilities;
(J)    sell or otherwise dispose of the capital stock of VSB Bancorp or sell or otherwise dispose of any asset of VSB Bancorp or of any VSB Bancorp Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB of New York, subject any asset of VSB Bancorp or of any VSB Bancorp Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than (a) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (b) advances from the FHLB with a maturity of not more than one year; prepay any indebtedness or other similar arrangements so used to cause VSB Bancorp to incur any prepayment penalty thereunder; or purchase any brokered certificates of deposit;
(K)    take any action that would result in any of the representations and warranties of VSB Bancorp set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;
(L)    change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date), regulatory accounting principles or any Bank Regulator responsible for regulating VSB Bancorp;
(M)     waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which VSB Bancorp or any VSB Bancorp Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;
(N)    purchase any equity securities or purchase any security for its investment portfolio inconsistent with VSB Bancorp’s or any VSB Bancorp Subsidiary’s current investment policy;
(O)    except for commitments issued prior to the date of this Agreement that have not yet expired and that have been disclosed on the VSB Bancorp DISCLOSURE SCHEDULE 6.1.2(O), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) or refinance or restructure an existing loan, in each case in excess of $1.0 million or that involves an exception to policy; provided that Northfield Bancorp shall have been deemed to have consented to any loan in excess of such amount if Northfield Bancorp does not object to any such proposed loan within three business days after receipt by Northfield Bancorp of (i) a written request by VSB Bancorp to exceed such limit and (ii) all financial or other data that Northfield Bancorp may reasonably request to evaluate such loan.
(P)     enter into, renew, extend or modify any transaction (other than a loan, subject to subsection (M) above, or a deposit transaction) with any Affiliate; provided that Northfield Bancorp shall have been deemed to have consented to any renewal, extension or modification of any transaction with an Affiliate if Northfield Bancorp does not object to any such proposed renewal, extension or modification within three business days after receipt by Northfield Bancorp of (i) a written request by VSB Bancorp to renew, extend or modify such a transaction and (ii) all financial or other data that Northfield Bancorp may reasonably request in order to evaluate such transaction;
(Q)    enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;
(R)    except for the execution of this Agreement and actions taken or that will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment or change in control agreement;
(S)    make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon; investments; asset/liability management; deposit pricing or generation; or other material banking policies in any material respect except, as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles, or by a Bank Regulator;
(T)    except for the execution of this Agreement and the transactions contemplated hereby, take any action that would give rise to an acceleration of the right to payment to any individual under any VSB Bancorp Compensation and Benefit Plan;
(U)    except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 6.1.2(U), make any capital expenditures in excess of $25,000 individually or $150,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;
(V)    purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies (other than liabilities that relate solely to accruals with respect to loss contingencies within the meaning of ASC 450);
(W)    buy or sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate, the sales of which are consistent with past practice) unless, with regard to such sales, Northfield Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;
(X)    undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by VSB Bancorp of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(Y)    except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 6.1.2(Y), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;
(Z)    except as set forth in VSB Bancorp DISCLOSURE SCHEDULE 6.1.2(Z), foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;
(AA)    issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Northfield Bancorp and, to the extent relating to post-Closing employment, benefits or compensation information without the prior consent of Northfield Bancorp (which shall not be unreasonably withheld, delayed or conditioned), or issue any broadly distributed communication of a general nature to customers without the prior approval of Northfield Bancorp (which shall not be unreasonably withheld, delayed or conditioned), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;
(BB)    take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or
(CC)    agree to do any of the foregoing.
6.2.    Current Information.
6.2.1.    Except to the extent prohibited by a Bank Regulator pursuant to regulatory policy, during the period from the date of this Agreement to the Effective Time, VSB Bancorp will cause one or more of its representatives to confer with representatives of Northfield Bancorp and report the general status of its ongoing operations at such times as Northfield Bancorp may reasonably request. VSB Bancorp will promptly notify Northfield Bancorp of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving VSB Bancorp or any VSB Bancorp Subsidiary. Any information provided pursuant to this Section 6.2.1 will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.
6.2.2.    VSB Bancorp and Northfield Bank shall meet on a regular basis to discuss and plan for the conversion of VSB Bancorp’s data processing and related electronic informational systems to those used by Northfield Bank, which planning shall include, but not be limited to: discussion of the possible termination by VSB Bancorp of third-party service provider arrangements effective at the Effective Time or at a date thereafter; non-renewal of personal property leases and software licenses used by VSB Bancorp in connection with its systems operations; retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that VSB Bancorp shall not be obligated to take any such action prior to the receipt of all required Regulatory Approvals and approval of the VSB stockholders. If VSB Bancorp takes, at the request of Northfield Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Northfield Bank shall pay any such fees and charges directly to such third parties, and shall indemnify VSB Bancorp for the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by VSB Bancorp, or a termination of this Agreement under Section 11.1.8 or 11.1.9.
6.2.3.    VSB Bancorp shall provide Northfield Bancorp, substantially contemporaneously with the delivery to the Board of Directors of VSB Bancorp, of the materials for the monthly board meeting, which shall include a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in ASC 310-40, Receivables, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month, (iv) impaired loans and (v) loans classified as “substandard,” “doubtful” or “loss”). On a monthly basis, VSB Bancorp shall provide Northfield Bancorp with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.
6.2.4.    VSB Bancorp shall promptly inform Northfield Bancorp, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of VSB Bancorp or any VSB Bancorp Subsidiary under any labor or employment law.
6.3.    Access to Properties and Records.
6.3.1.    Subject to Section 12.1 hereof, and except to the extent prohibited by a Bank Regulator pursuant to regulatory policy, VSB Bancorp shall permit Northfield Bancorp reasonable access, upon reasonable notice, to its properties and those of the VSB Bancorp Subsidiaries, and shall disclose and make available to Northfield Bancorp during normal business hours all of its personnel, books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss the transactions contemplated by this Agreement or any other subject matter VSB Bancorp reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Northfield Bancorp or its Subsidiaries may have a reasonable interest; provided, however, that VSB Bancorp shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in VSB Bancorp’s reasonable judgment, would: (i) interfere with the normal conduct of VSB Bancorp’s business; (ii) would violate or prejudice the rights or business interests or confidences of any customer; or (iii) contravene any law, rule, regulation, order, judgment or decree. VSB Bancorp shall provide and shall request its auditors to provide Northfield Bancorp with such historical financial information regarding it (and related audit reports and consents) as Northfield Bancorp may reasonably request for Securities Laws disclosure purposes. Northfield Bancorp shall use commercially reasonable efforts to minimize any interference with VSB Bancorp’s regular business operations during any such access to VSB Bancorp’s property, books and records.
6.3.2.    VSB Bancorp shall permit Northfield Bancorp, at Northfield Bancorp’s own expense, to cause a “Phase I Environmental Site Assessment” (the “Phase I”) (in conformance with American Society for Testing Materials (“ASTM”) Standard 1527-13, as amended) to be performed at each branch office and other property owned by VSB Bancorp, and, to the extent permitted by any lease governing VSB Bancorp’s lease of any branch, at each branch leased by VSB Bancorp, at any time prior to the Closing Date, and to the extent such Phase I recommends performance of a Phase II Environmental Site Assessment (the “Phase II”) prior to the Closing Date only to the extent that the Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by the ASTM) that was discovered in the Phase I, and provided that as to any Phase II performed at a branch that VSB Bancorp leases, the landlord pursuant to the applicable lease has consented to such Phase II if such consent is necessary pursuant to the lease. VSB Bancorp will use its commercially reasonable efforts (at no cost to VSB Bancorp) to obtain such landlord consent. Prior to performing any Phase II, Northfield Bancorp will provide VSB Bancorp with a copy of its proposed work plan and Northfield Bancorp will cooperate in good faith with VSB Bancorp to address any comments or suggestions made by VSB Bancorp regarding the work plan. Northfield Bancorp and its environmental consultant shall conduct all environmental assessments pursuant to this Section 6.3.2 at mutually agreeable times to eliminate or minimize to the greatest extent possible interference with the operation of VSB Bancorp’s business, and Northfield Bancorp shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. Northfield Bancorp shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by Northfield Bancorp.
6.3.3.    Notwithstanding anything to the contrary contained in this Section 6.3, in no event shall Northfield Bancorp have access to any information that, based on advice of VSB Bancorp’s counsel, would (a) reasonably be expected to waive any material legal privilege, (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of VSB Bancorp with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Northfield Bancorp, VSB Bancorp has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality. Further, Northfield Bancorp shall not have access to information that relates to the Merger or an Acquisition Proposal. All requests made pursuant to this Section 6.3 shall be directed to an executive officer of VSB Bancorp or such Person or Persons as may be designated by VSB Bancorp. All information received pursuant to this Section 6.3 shall be governed by the terms of the Confidentiality Agreement.
6.4.    Financial and Other Statements.
6.4.1.    Promptly upon receipt thereof, VSB Bancorp will furnish to Northfield Bancorp copies of each annual, interim or special internal or external audit of the books of VSB Bancorp and each VSB Bancorp Subsidiary made by VSB Bancorp, its independent auditors or other auditors, and copies of all internal control reports submitted to VSB Bancorp by such auditors in connection with each annual, interim or special internal or external audit of the books of VSB Bancorp and the VSB Bancorp Subsidiaries made by its auditors.
6.4.2.    VSB Bancorp will furnish to Northfield Bancorp copies of all documents, statements and reports that it or any VSB Bancorp Subsidiary sends to its stockholders, the FDIC, the New York State Banking Department, or any other Regulatory Authority, except as legally prohibited thereby.
6.4.3.    VSB Bancorp will advise Northfield Bancorp promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of VSB Bancorp or any VSB Bancorp Subsidiary.
6.4.4.    With reasonable promptness, VSB Bancorp will furnish to Northfield Bancorp such additional financial data that VSB Bancorp possesses and as Northfield Bancorp may reasonably request, including without limitation, detailed monthly financial statements and loan reports.
6.5.    Maintenance of Insurance.
VSB Bancorp shall maintain, and cause the VSB Bancorp Subsidiaries to maintain, insurance in such amounts that are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.
6.6.    Disclosure Supplements.
From time to time prior to the Effective Time, VSB Bancorp will promptly supplement or amend the VSB Bancorp DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such VSB Bancorp DISCLOSURE SCHEDULE or that is necessary to correct any information in such VSB Bancorp DISCLOSURE SCHEDULE that has been rendered inaccurate thereby. No supplement or amendment to such VSB Bancorp DISCLOSURE SCHEDULE shall have any effect for determining satisfaction of the conditions set forth in Article IX.
6.7.    Consents and Approvals of Third Parties; Proxy Solicitor.
VSB Bancorp shall use all commercially reasonable efforts, and shall cause each VSB Bancorp Subsidiary to use all commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, VSB Bancorp shall, if requested by Northfield Bancorp, utilize the services of a professional proxy soliciting firm to assist in obtaining the stockholder vote required to be obtained by it hereunder, the selection of which shall be subject to the approval of Northfield Bancorp, which approval shall not be unreasonably delayed, withheld or conditioned.
6.8.    All Reasonable Efforts.
Subject to the terms and conditions herein provided, VSB Bancorp agrees to use, and agrees to cause each VSB Bancorp Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
6.9.    Failure to Fulfill Conditions.
If VSB Bancorp determines (i) that a condition to its obligation to complete the Merger cannot be fulfilled, or (ii) any event, condition, change or occurrence that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect, it will promptly notify Northfield Bancorp.
6.10.    No Solicitation.
6.10.1.    VSB Bancorp shall not, and shall cause the VSB Bancorp Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “VSB Bancorp Representatives”) not to, directly or indirectly: (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Northfield Bancorp) any information or data with respect to VSB Bancorp or any of the VSB Bancorp Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which VSB Bancorp is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by VSB Bancorp or any VSB Bancorp Representative, whether or not such Representative is so authorized and whether or not such VSB Bancorp Representative is purporting to act on behalf of VSB Bancorp or otherwise, shall be deemed to be a breach of this Agreement by VSB Bancorp. VSB Bancorp and the VSB Bancorp Subsidiaries shall, and shall cause each of the VSB Bancorp Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Northfield Bancorp), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions, including by way of merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving VSB Bancorp or any of the VSB Bancorp Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of VSB Bancorp or any of the VSB Bancorp Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of VSB Bancorp and the VSB Bancorp Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of VSB Bancorp or any of the VSB Bancorp Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of VSB Bancorp or any of the VSB Bancorp Subsidiaries; or (E) any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
6.10.2.    Notwithstanding Section 6.10.1, VSB Bancorp may take any of the actions described in clause (ii) of Section 6.10.1 only if, (i) VSB Bancorp has received a bona fide unsolicited written Acquisition Proposal, prior to the VSB Bancorp Stockholders Meeting, that did not result from a breach of this Section 6.10; (ii) the Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Proposal; (iii) the VSB Bancorp Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary obligations to VSB Bancorp’s stockholders under applicable law; (iv) VSB Bancorp has provided Northfield Bancorp with at least three (3) business days prior notice of such determination; and (v) prior to furnishing or affording access to any information or data with respect to VSB Bancorp or any of the VSB Bancorp Subsidiaries or otherwise relating to an Acquisition Proposal or entering into any discussions with a third party, VSB Bancorp receives from such Person a confidentiality agreement with terms no less favorable to VSB Bancorp than those contained in the Confidentiality Agreement. VSB Bancorp shall promptly provide to Northfield Bancorp any non-public information regarding VSB Bancorp or the VSB Bancorp Subsidiaries provided to any other Person that was not previously provided to Northfield Bancorp, such additional information to be provided no later than the date of provision of such information to such other party.
For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the VSB Bancorp Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of VSB Bancorp Common Stock or all, or substantially all, of the assets of VSB Bancorp and the VSB Bancorp Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of VSB Bancorp Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the VSB Bancorp Stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and which proposal is not conditioned upon obtaining additional financing, and (B) is, in light of the other terms of such proposal, more favorable to the VSB Bancorp Stockholders than the Merger and the transactions contemplated by this Agreement, considering, among other things, any material regulatory approvals and other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3.    VSB Bancorp shall promptly (and in any event within twenty-four (24) hours) notify Northfield Bancorp in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, VSB Bancorp or any VSB Bancorp Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), VSB Bancorp agrees that it shall keep Northfield Bancorp informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
6.10.4.    Subject to Section 6.10.5, neither the VSB Bancorp Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Northfield Bancorp in connection with the transactions contemplated by this Agreement (including the Merger), the VSB Bancorp Recommendation (as defined in Section 8.1.1), or make any statement, filing or release, in connection with the VSB Bancorp Stockholders Meeting or otherwise, inconsistent with the VSB Bancorp Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the VSB Bancorp Recommendation); or (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal.
6.10.5.    Notwithstanding Section 6.10.4, prior to the date of VSB Bancorp Stockholders’ Meeting, the VSB Bancorp Board of Directors may approve or recommend to the stockholders of VSB Bancorp a Superior Proposal and withdraw, qualify or modify the VSB Bancorp Recommendation in connection therewith (a “VSB Bancorp Subsequent Determination”) after the third (3rd) Business Day following Northfield Bancorp’s receipt of a notice (the “Notice of Superior Proposal”) from VSB Bancorp advising Northfield Bancorp that the VSB Bancorp Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that VSB Bancorp shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that VSB Bancorp proposes to accept and the subsequent notice period shall be three (3) business days) if, but only if, (i) the VSB Bancorp Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to VSB Bancorp’s stockholders under applicable law, and (ii) at the end of such three (3) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Northfield Bancorp since its receipt of such Notice of Superior Proposal (provided, however, that Northfield Bancorp shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the VSB Bancorp Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.10.5, and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the VSB Bancorp Recommendation or the making of a VSB Bancorp Subsequent Determination by the VSB Bancorp Board of Directors shall not change the approval of the VSB Bancorp Board of Directors for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or similar law to be inapplicable to this Agreement and the VSB Bancorp Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.
6.11.    Board of Directors and Committee Meetings.
Except to the extent prohibited by a Bank Regulator pursuant to regulatory policy, VSB Bancorp shall permit representatives of Northfield Bancorp or its Subsidiaries (no more than two) to attend any meeting of its Board of Directors or the Executive and Loan Committees thereof as an observer, subject to the Confidentiality Agreement, provided that VSB Bancorp shall not be required to permit the representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of VSB Bancorp or during any other matter (i) that the Board of Directors has reasonably determined to be confidential with respect to the participation of Northfield Bancorp or its Subsidiaries, or (ii) that VSB Bancorp would not be required to disclose under Section 6.3.3 hereof.
6.12.    Termination of the VSB Bancorp 401(k) Plan and ESOP.
6.12.1    At the written request of Northfield Bancorp made no later than 30 days prior to the Effective Time, VSB Bancorp shall take all necessary actions to terminate the VSB Bancorp 401(k) Plan immediately prior to the Effective Time, subject to Closing. In connection with the termination of the VSB Bancorp 401(k) Plan, VSB Bancorp or, following the Effective Time, Northfield Bank shall use their best efforts to seek a favorable determination letter from the IRS on the tax-qualified status of the VSB Bancorp 401(k) Plan under Code Section 401(a) on termination. As soon as administratively practicable following the receipt of such favorable determination letter, the account balances of all participants and beneficiaries in the VSB Bancorp 401(k) Plan shall either be distributed to the participants and beneficiaries or transferred at the request of a participant or applicable beneficiary to either an eligible tax-qualified retirement plan or individual retirement account, or if no participant or beneficiary direction is received, shall be distributed in accordance with the requirements of the Code and ERISA.

6.12.2    Subject to Closing, the VSB Bancorp ESOP shall be terminated immediately prior to the Effective Time (the “ESOP Termination Date”). VSB Bancorp shall continue to accrue and make contributions to such VSB Bancorp ESOP for the plan year ending as of the ESOP Termination Date in accordance with the VSB Bancorp ESOP share acquisition loan amortization schedule in effect as of the date of this Agreement. With respect to termination of the VSB Bancorp ESOP, in no event later than the Effective Time, a sufficient number of unallocated shares held as collateral pursuant to the VSB Bancorp ESOP shall be used to repay the outstanding share acquisition loan. VSB Bancorp shall, prior to the Closing Date submit a request to the IRS and shall use its best efforts to obtain a favorable determination letter on the tax-qualified status of the VSB Bancorp ESOP under Code Section 401(a) on termination. With the exception of the unallocated shares that are used to repay the outstanding share acquisition loan, which shall be exchanged on the Closing Date for the Merger Consideration, all plan assets shall be allocated for the benefit of such plan participants as of the ESOP Termination Date, subject to a receipt of a determination letter from the IRS with respect to the tax-qualified status of the VSB Bancorp ESOP on termination. No distributions, other than those required by law (i.e., required minimum distributions) shall be made from the ESOP from the effective date of the termination until the receipt of the determination letter.

6.13.    Amendment of VSB Bancorp Severance Plan.
Immediately prior to the execution of this Agreement, VSB shall amend the VSB Bancorp Severance Plan to: (i) provide that no employee of VSB Bancorp or Victory Bank who is a party to an employment agreement, change in control agreement or other agreement that provides severance on termination of employment in connection with or following the Merger shall be entitled to participate in the VSB Bancorp Severance Plan; (ii) require that any participant who is entitled to receive a severance benefit under the VSB Bancorp Severance Plan shall be required to execute a general release of claims, satisfactory to VSB Bancorp and Northfield Bancorp in order to receive such severance benefit; and (iii) provide that no severance payment will be paid that, when aggregated with other payments contingent on the Merger, will result in an excess parachute payment under Code Section 280G.

6.14.    Access to Customers and Suppliers.
6.14.1.    VSB Bancorp and Northfield Bancorp will work together to promote good relations between Victory Bank and its customers and to retain and grow Victory Bank customer relationships prior to and after the Effective Time. VSB Bancorp and Northfield Bancorp agree that it may be necessary or advisable from and after the date of this Agreement for representatives of Victory Bank and/or of Northfield Bank to meet with Victory Bank customers to discuss the business combination and related transactions contemplated by this Agreement with Victory Bank customers. Victory Bank shall promptly make arrangements for discussions and meetings between Victory Bank customers and Northfield Bank as reasonably requested by Northfield Bank and Victory Bank representatives shall have the right to participate in any discussions or meetings between Victory Bank customers and Northfield Bank.

6.14.2.    From and after the date of this Agreement, VSB Bancorp shall, upon Northfield Bancorp’s reasonable request, introduce Northfield Bancorp and its representatives to suppliers of VSB Bancorp and its Subsidiaries to facilitate the integration of VSB Bancorp and its business into that of Northfield Bancorp. Any interaction between Northfield Bancorp and VSB Bancorp’s suppliers shall be coordinated by VSB Bancorp. VSB Bancorp shall have the right to participate in any discussions between Northfield Bancorp and VSB Bancorp’s suppliers.
6.15.    Stock Market De-Listing.
Prior to the Closing Date, VSB Bancorp shall cooperate with Northfield Bancorp and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and rules and policies of the Financial Industry Regulatory Authority to enable the de-listing by VSB Bancorp of the VSB Bancorp Common Stock from the OTCQX market as promptly as practicable after the Effective Time.

6.16.    Anti-Takeover Provisions.
VSB Bancorp and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Northfield Bancorp and its Subsidiaries, this Agreement and the Merger from any provisions of an anti-takeover nature in VSB Bancorp’s or its Subsidiaries’ certificate of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws.

6.17.    Stockholder Litigation.
VSB Bancorp shall give Northfield Bancorp and Northfield Bank the opportunity to participate at Northfield Bancorp’s and Northfield Bank’s own expense in the defense or settlement of any stockholder litigation against VSB Bancorp and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Northfield Bancorp’s prior written consent (such consent not to be unreasonably withheld or delayed).

ARTICLE VII
COVENANTS OF NORTHFIELD BANCORP
7.1.    Conduct of Business.
During the period from the date of this Agreement to the Effective Time, except with the written consent of VSB Bancorp, which consent will not be unreasonably withheld, conditioned or delayed, Northfield Bancorp will, and they will cause each Northfield Bancorp Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this

Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; provided, however that the forgoing shall not be deemed to require Northfield Bancorp to take any action that would otherwise violate any other provision of this Agreement.
7.2.    Disclosure Supplements.
From time to time prior to the Effective Time, Northfield Bancorp will promptly supplement or amend the Northfield Bancorp DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Northfield Bancorp DISCLOSURE SCHEDULE or that is necessary to correct any information in such Northfield Bancorp DISCLOSURE SCHEDULE that has been rendered inaccurate thereby. No supplement or amendment to such Northfield Bancorp DISCLOSURE SCHEDULE shall have any effect for determining satisfaction of the conditions set forth in Article IX.
7.3.    Consents and Approvals of Third Parties.
Northfield Bancorp shall use all commercially reasonable efforts, and shall cause each Northfield Bancorp Subsidiary to use all commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.
7.4.    All Reasonable Efforts.
Subject to the terms and conditions herein provided, Northfield Bancorp agrees to use, and agrees to cause each Northfield Bancorp Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
7.5.    Failure to Fulfill Conditions.
In the event that Northfield Bancorp determines (i) that a condition to its obligation to complete the Merger cannot be fulfilled, or (ii) any event, condition, change or occurrence that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in, a Material Adverse Effect, it will promptly notify VSB Bancorp.
7.6.    Employee Benefits; Advisory Board.
7.6.1    Except as otherwise provided in this Agreement, Northfield Bancorp will review all the VSB Bancorp Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans on or after the Effective Time. If any VSB Bancorp Compensation and Benefit Plan is frozen or terminated by Northfield Bancorp, former employees of VSB Bancorp or Victory Bank who become employees of Northfield Bancorp or Northfield Bank after the Effective

Time (“Continuing Employees”) who were participants in such plan shall be eligible to participate in any Northfield Bancorp Compensation and Benefit Plan of similar character, to extent that one exists (other than any Northfield Bancorp non-qualified deferred compensation plan, employment agreement, change in control agreement, supplemental executive arrangement or equity incentive plan or other similar-type of arrangement). Continuing Employees who become participants in a Northfield Bancorp Compensation and Benefits Plan shall be given credit for meeting eligibility and vesting requirements only (and not for benefit accrual purposes, except that credit for benefit accrual purposes shall be given in the Northfield Bank Employee Savings Plan or any vacation or paid time off plan) in such plans for service as an employee of VSB Bancorp or Victory Bank prior to the Effective Time; provided, however, that credit for prior service shall be given under the Northfield Bank Employee Stock Ownership Plan only for purposes of determining eligibility to participate in such plan and not for vesting purposes, and provided further, that credit for prior service shall not be given under the Northfield Bancorp retiree health plan. This Agreement shall not be construed to limit the ability of Northfield Bancorp or Northfield Bank to terminate the employment of any VSB Bancorp or Victory Bank employee or to review any VSB Bancorp Compensation and Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.
7.6.2    Subject to the requirement of Section 6.13 hereof, Northfield Bancorp shall honor the contractual terms of all employment, consulting, change in control, severance and deferred compensation agreements, if any, listed on VSB Bancorp DISCLOSURE SCHEDULE 4.13.1 (collectively, the “VSB Bancorp Non-Qualified Agreements”), except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time. Notwithstanding anything contained in the VSB Bancorp Non-Qualified Agreements or in this Agreement, no payment shall be made under any Non-Qualified Agreement or otherwise that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any payments or benefits would constitute a “parachute payment,” such payments and/or benefits will be reduced to the extent necessary to avoid penalties under Section 280G of the Code.

7.6.3    Any employee of VSB Bancorp or Victory Bank who is not a party to an employment, change in control or severance agreement or contract providing severance payments shall, for nine (9) months following the Effective Time, be covered and be eligible to receive severance benefits under the VSB Bancorp Severance Plan set forth in VSB Bancorp DISCLOSURE SCHEDULE 7.6.3 in accordance with the terms of the VSB Bancorp Severance Plan, provided, however that such employee enters into a release of claims against Northfield Bancorp, Northfield Bank and their Affiliates in a customary form reasonably satisfactory to Northfield Bancorp. Notwithstanding the forgoing, at the written direction of Northfield Bancorp to VSB Bancorp prior to the Closing, VSB Bancorp shall pay such cash severance benefit to any VSB Bancorp employee or any VSB Bancorp Subsidiary employee whose employment is terminated at Closing.
7.6.4    In the event of any termination of any VSB Bancorp health plan or consolidation of any such plan with any Northfield Bancorp or Northfield Bank health plan, Northfield Bank shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to Northfield Bank employees. Unless a Continuing Employee affirmatively terminates coverage under a VSB Bancorp health plan prior to the time that such Continuing Employee becomes eligible to participate in the Northfield Bank health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the VSB Bancorp health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Northfield Bank and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. Northfield Bancorp and Northfield Bank shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable health plans of Northfield Bancorp or Northfield Bank, (ii) provide full credit under such plans for any deductible, co-payment, and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the employee on or after the Effective Time, in each case to the extent the employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs. In the event of a termination or consolidation of any VSB Bancorp health plan, terminated VSB Bancorp and Victory Bank employees and qualified beneficiaries will have the right to continued coverage under group health plans of Northfield Bank in accordance with COBRA.
7.6.5    Northfield Bancorp and Northfield Bank agree to take all such actions related to the VSB Bancorp 401(k) Plan and VSB Bancorp ESOP as stated in Section 6.12 of this Agreement to the extent that further action is necessary following the Closing.
7.6.6    Effective as of the Closing Date and subject to the Closing, Northfield Bancorp shall establish an advisory board, which will be comprised of those persons who serve on the VSB Bancorp Board of Directors (other than the VSB Chairman of the Board but including the Chief Executive Officer of VSB Bancorp, provided he does not accept employment with Northfield Bancorp or Northfield Bank or his participation on the advisory board does not present a conflict of interest under applicable law, regulations or existing bank policies or criteria) (the “VSB Advisory Board”). Northfield Bancorp anticipates that the VSB Bancorp Advisory Board would remain for a period of not less than two (2) years following the Effective Time of the Merger. Northfield Bank will call and hold quarterly meetings, either in person or by conference call, of the VSB Bancorp Advisory Board. Each member of the VSB Bancorp Advisory Board will receive a fee of $3,000 for each meeting attended in person or by conference call, and will be expected to enter into a customary advisory board agreement, which will contain non-competition and non-solicitation provisions.
7.6.7    Effective as of the Closing Date and subject to the Closing, VSB Bancorp’s Chairman of the Board shall be offered a consulting and advisory contract, with a three-year term, at an annual fee of one hundred twenty thousand dollars ($120,000).
7.7.    Directors and Officers Indemnification and Insurance.
7.7.1.    Northfield Bancorp shall maintain, or shall cause Northfield Bank to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by VSB Bancorp (provided, that Northfield Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Northfield Bancorp be required to expend pursuant to this Section 7.7.1, in the aggregate for such policy or policies, more than two-hundred percent (200%) of the annual cost currently expended by VSB Bancorp with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Northfield Bancorp shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, VSB Bancorp agrees in order for Northfield Bancorp to fulfill its agreement to provide directors’ and officers’ liability insurance policies for six years, to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.
7.7.2.    For a period of six (6) years after the Effective Time, Northfield Bancorp shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of VSB Bancorp or a VSB Bancorp Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Northfield Bancorp, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of VSB Bancorp or a VSB Bancorp Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent as would have been permitted by VSB Bancorp under the New York Business Corporation Law and under VSB Bancorp’s certificate of incorporation and bylaws, to the extent not prohibited by Delaware or federal law or regulation. Northfield Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by Delaware law (and to the extent not prohibited by federal law or regulation) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify Northfield Bancorp (but the failure so to notify Northfield Bancorp shall not relieve Northfield Bancorp from any liability that it may have under this Section 7.7.2, except to the extent such failure materially prejudices Northfield Bancorp) and shall deliver to Northfield Bancorp the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (i) Northfield Bancorp shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Northfield Bancorp shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Northfield Bancorp elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Northfield Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Northfield Bancorp shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (ii) except to the extent otherwise required due to conflicts of interest, Northfield Bancorp shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties and the reasonable fees and expenses of such law firm shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (iii) Northfield Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (iv) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of VSB Bancorp or any VSB Bancorp Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of VSB Bancorp or any VSB Bancorp Subsidiary.
7.7.3.    The obligations of Northfield Bancorp provided under this Section 7.7 are intended to be enforceable against Northfield Bancorp directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Northfield Bancorp. Northfield Bancorp shall pay all reasonable costs, including attorneys’ fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.7 to the fullest extent permitted under applicable law; provided, however such payment of costs shall be immediately reimbursed to Northfield Bancorp by such Indemnified Party if the Indemnified Party is not successful in enforcing the indemnity or other obligations provided for in this Section 7.7. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.
7.7.4.    Any indemnification payments made pursuant to this Section 7.7 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the FDIC (12.C.F.R. Part 359).
7.8.    Stock Listing.
Northfield Bancorp agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the Northfield Bancorp Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of Northfield Bancorp Common Stock to be issued in the Merger.
7.9.    Stock and Cash Reserve.
Northfield Bancorp agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Northfield Bancorp

Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.
ARTICLE VIII
REGULATORY AND OTHER MATTERS
8.1.    Meeting of VSB Bancorp Stockholders; Proxy Statement-Prospectus; Merger Registration Statement
8.1.1.        VSB Bancorp will as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to consider this Agreement and the Merger, and for such other purposes as may be, in VSB Bancorp’s reasonable judgment, necessary or desirable (the “VSB Bancorp Stockholders’ Meeting”). VSB Bancorp agrees that its obligations pursuant to this Section 8.1 shall not be affected by the commencement, public proposal, public disclosure or communication to VSB Bancorp of any Acquisition Proposal or by any VSB Bancorp Subsequent Determination (as defined above). Subject to Section 6.10.4, VSB Bancorp shall, (i) through VSB Bancorp’s Board of Directors, recommend to its stockholders approval and adoption of this Agreement (the “VSB Bancorp Recommendation”), (ii) include such recommendation in the Proxy Statement-Prospectus (as defined below) for such VSB Bancorp Stockholders’ Meeting and (iii) use commercially reasonable efforts to obtain from the VSB Bancorp Stockholders a vote approving and adopting this Agreement.
8.1.2.    For the purposes (i) of registering Northfield Bancorp Common Stock with the SEC under the Securities Act to be offered to holders of VSB Bancorp Common Stock in connection with the Merger and (ii) of holding the VSB Bancorp Stockholders’ Meeting, Northfield Bancorp shall prepare, and VSB Bancorp shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement-prospectus in the form mailed by VSB Bancorp to the VSB Bancorp stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Northfield Bancorp shall provide VSB Bancorp and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Northfield Bancorp shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of Northfield Bancorp and VSB Bancorp shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and VSB Bancorp shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. Northfield Bancorp shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and VSB Bancorp shall furnish all information concerning VSB Bancorp and the holders of VSB Bancorp Common Stock as may be reasonably requested in connection with any such action.

8.1.3.    Northfield Bancorp shall, as soon as practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Northfield Bancorp will advise VSB Bancorp promptly after Northfield Bancorp receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of Northfield Bancorp Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information.
8.1.4.    As of the date of the Proxy Statement-Prospectus and the date of the VSB Bancorp Stockholders’ Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by VSB Bancorp for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Merger Registration Statement will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in the Proxy Statement-Prospectus, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.
8.1.5.    VSB Bancorp and Northfield Bancorp shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, VSB Bancorp shall cooperate with Northfield Bancorp in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and to the extent required, such amendment or supplement shall be filed by Northfield Bancorp with the SEC, and disseminated by VSB Bancorp to the holders of VSB Bancorp Common Stock.
8.2.    Regulatory Approvals.
The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Bank Regulators and any other Governmental Entities necessary to consummate the transactions contemplated by this Agreement, and Northfield Bancorp will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof. In no event shall Northfield Bancorp or any Northfield Bank be required to agree to any prohibition, limitation, or other requirement that would individually or in the aggregate (i) prohibit or materially limit the ownership or operation by Northfield Bancorp or Northfield Bank of all or any material portion of the business or assets of VSB Bancorp or any VSB Bancorp Subsidiary, (ii) compel Northfield Bancorp or Northfield Bank to dispose of or hold separate all or any material portion of the business or assets of VSB Bancorp or any VSB Bancorp Subsidiary, (iii) impose a material compliance burden, penalty or obligation on Northfield Bancorp or Northfield Bank resulting from noncompliance by VSB Bancorp with its regulatory obligations or (iv) otherwise materially impair the value of VSB Bancorp and the VSB Bancorp Subsidiaries to

Northfield Bancorp and Northfield Bank (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). The Parties will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Northfield Bancorp shall give VSB Bancorp and its counsel the opportunity to review, and to the extent practicable to consult with Northfield Bancorp on, each filing prior to its being filed with a Bank Regulator and shall give VSB Bancorp and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.
ARTICLE IX
CLOSING CONDITIONS
9.1.    Conditions to Each Party’s Obligations under this Agreement.
The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:
9.1.1.    Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of VSB Bancorp.
9.1.2.    Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any proceeding to enjoin or prohibit the consummation of the Merger or the transactions contemplated by the Merger.
9.1.3.    Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired.
9.1.4.    Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Northfield Bancorp Common Stock in the Merger is subject to the blue sky laws of any state, the Merger Registration Statement shall not be subject to a stop order of any state securities commissioner.
9.1.5.    Nasdaq Listing. The shares of Northfield Bancorp Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.2.    Conditions to the Obligations of Northfield Bancorp under this Agreement.
The obligations of Northfield Bancorp under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.6 at or prior to the Closing Date, any one or more may be waived by Northfield Bancorp:
9.2.1.    Representations and Warranties. Each of the representations and warranties of VSB Bancorp set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and VSB Bancorp shall have delivered to Northfield Bancorp a certificate to such effect signed by the Chief Executive Officer of VSB Bancorp as of the Effective Time.
9.2.2.    Agreements and Covenants. VSB Bancorp shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Northfield Bancorp shall have received a certificate signed on behalf of VSB Bancorp by the Chief Executive Officer of VSB Bancorp to such effect dated as of the Effective Time.
9.2.3.    Permits, Authorizations, Etc. VSB Bancorp and the VSB Bancorp Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, except for those which the failure to obtain would not have a Material Adverse Effect on VSB Bancorp and its Subsidiaries, taken as a whole.
9.2.4.    Burdensome Condition. None of the Regulatory Approvals necessary to consummate the Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.
9.2.5.    Dissenting Shares. As of immediately prior to the Effective Time, not more than ten percent (10%) of the issued and outstanding shares of VSB Bancorp Common Stock shall have served a written notice of dissent from this Agreement to VSB Bancorp under the New York Business Corporation Law.
9.2.6.    Tax Opinion.    Northfield Bancorp shall have received an opinion, dated as of the Effective Time, of Luse Gorman, PC, reasonably satisfactory in form and substance to Northfield Bancorp, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code.
VSB Bancorp will furnish Northfield Bancorp with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Northfield Bancorp may reasonably request.

9.3.    Conditions to the Obligations of VSB Bancorp under this Agreement.
The obligations of VSB Bancorp under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date, any one or more may be waived by VSB Bancorp:
9.3.1.    Representations and Warranties. Each of the representations and warranties of Northfield Bancorp set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and Northfield shall have delivered to VSB Bancorp a certificate to such effect signed by the Chief Executive Officer of Northfield Bancorp as of the Effective Time.
9.3.2.    Agreements and Covenants. Northfield Bancorp shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and VSB Bancorp shall have received a certificate signed on behalf of Northfield Bancorp by the Chief Executive Officer of Northfield Bancorp to such effect dated as of the Effective Time.
9.3.3.    Permits, Authorizations, Etc. Northfield Bancorp shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, except for those which the failure to obtain would not have a Material Adverse Effect on Northfield Bancorp and its Subsidiaries, taken as a whole.
9.3.4.    Payment of Merger Consideration. Northfield Bancorp shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide VSB Bancorp with a certificate evidencing such delivery.
9.3.5.    Tax Opinion.    VSB Bancorp shall have received an opinion, dated as of the Effective Time, of Gallet Dreyer & Berkey, LLP, reasonably satisfactory in form and substance to VSB Bancorp, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code.
Northfield will furnish VSB Bancorp with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as VSB Bancorp may reasonably request.
ARTICLE X
THE CLOSING
10.1.    Time and Place.

Subject to the provisions of Article IX hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the Northfield Bancorp, at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m. on the Closing Date, or at such other place or time upon which Northfield Bancorp and VSB Bancorp mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place by electronic delivery or at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.
10.2.    Deliveries at the Pre-Closing and the Closing.
At the Pre-Closing there shall be delivered to Northfield Bancorp and VSB Bancorp the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof.
ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER
11.1.    Termination.
This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of VSB Bancorp:
11.1.1.    By the mutual written agreement of Northfield Bancorp and VSB Bancorp;
11.1.2.    By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by VSB Bancorp) or Section 9.3.1 (in the case of a breach of a representation or warranty by Northfield Bancorp);
11.1.3.    By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by VSB Bancorp) or Section 9.3.2 (in the case of a breach of covenant by Northfield Bancorp);
11.1.4.    By either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Northfield Bancorp and VSB Bancorp; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement; provided, however, that VSB Bancorp shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 8.1.
11.1.5.    By either party, if the stockholders of VSB Bancorp shall have voted at the VSB Bancorp Stockholders’ Meeting (as it may be adjourned and reconvened) and such vote shall not have been sufficient to approve the Merger or this Agreement; provided, however, that VSB Bancorp shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 8.1;
11.1.6.    By either party if (i) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection and such denial is final and un-appealable, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;
11.1.7.    By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement;
11.1.8.    By Northfield Bancorp, (i) if VSB Bancorp shall have materially breached its obligations under Section 6.10 or 8.1 of this Agreement or (ii) if the VSB Bancorp Board of Directors does not publicly recommend in the Proxy Statement-Prospectus that the VSB Bancorp Stockholders approve and adopt this Agreement or if, after making the VSB Bancorp Recommendation in the Proxy Statement-Prospectus for the VSB Bancorp Stockholders’ Meeting, the VSB Bancorp Board of Directors makes a VSB Bancorp Subsequent Determination;
11.1.9.    By VSB Bancorp if VSB Bancorp has received a Superior Proposal and the Board of Directors of VSB Bancorp has made a determination to accept such Superior Proposal; or
11.1.10.    by written notice by VSB Bancorp to Northfield Bancorp no later than one (1) Business Day following at any time during the five (5) day period ending on the Determination Date if, and only if, both of the following conditions are satisfied, such termination to be effective on the third (3rd) business day following the date VSB Bancorp provides notice to Northfield Bancorp after the Determination Date as set forth below:

(A)    the Northfield Bancorp Average Stock Price is less than $14.56; and
(B)    the number obtained by dividing the Northfield Bancorp Average Stock Price by the Initial Northfield Bancorp Market Value, shall be less than the number obtained by dividing ((A) the Final Index Price by (B) the Initial Index Price) minus 0.15;
subject, however, to the following three sentences. If VSB Bancorp elects to exercise its termination right pursuant to this Section 11.1.10, it shall give prompt written notice thereof to Northfield Bancorp. During the three (3) business day period commencing with its receipt of such notice, Northfield Bancorp shall have the option to increase the Exchange Ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of the Initial Northfield Bancorp Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the Northfield Bancorp Average Stock Price; or (ii) the quotient determined by dividing the Initial Northfield Bancorp Market Value by the Northfield Bancorp Average Stock Price, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.85. If within such three (3) business day period, Northfield Bancorp delivers written notice to VSB Bancorp that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies VSB Bancorp of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 11.1.10, and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).
For purposes of this Section 11.1.10, the following terms shall have the meanings indicated below:
“Determination Date” shall mean the meaning set forth in Article I of this Agreement.
“Final Index Price” means the average of the daily closing value of the Index for the ten (10) consecutive trading days immediately preceding the Determination Date.
“Index” means the SNL Small Cap U.S. Bank and Thrift Index or, if such Index is not available, such substitute or similar Index as substantially replicates the SNL Small Cap U.S. Bank and Thrift Index.
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial Index Price” means the closing value of the Index on the trading day immediately prior to the date of this Agreement.
“Initial Northfield Bancorp Market Value” means $17.13, adjusted as indicated in the last sentence of this Section 11.1.10.
“Northfield Bancorp Average Stock Price” shall have the meaning set forth in Article I of this Agreement.
If Northfield Bancorp or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this

Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 11.1.10.
11.2.    Effect of Termination.
11.2.1.    In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.
11.2.2.    If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:
(A)    Except as provided below or otherwise herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
(B)    In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder. Moreover, no party shall be relieved of liability for fraud.
(C)    As a condition of Northfield Bancorp’s willingness, and in order to induce Northfield Bancorp to enter into this Agreement, and to reimburse Northfield Bancorp for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, VSB Bancorp hereby agrees to pay Northfield Bancorp, and Northfield Bancorp shall be entitled to payment of, a fee of two million, five-hundred thousand dollars ($2.5 million) (the “Fee”), within three business days after written demand for payment is made by Northfield Bancorp, following the occurrence of any of the events set forth below:
(i)    VSB Bancorp terminates this Agreement pursuant to Section 11.1.9 or Northfield Bancorp terminates this Agreement pursuant to Section 11.1.8; or
(ii)    The entering into a definitive agreement by VSB Bancorp relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving VSB Bancorp within twelve months after the occurrence of any of the following: (x) the termination of the Agreement by Northfield Bancorp pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by VSB Bancorp or any VSB Bancorp Subsidiary; or (y) the failure of the stockholders of VSB Bancorp to approve this Agreement after the occurrence of an Acquisition Proposal, and, prior to the VSB Stockholders meeting (with respect to (x)) or the date of termination of this Agreement (with respect to (y)), the same Acquisition Proposal has been publicly announced, disclosed or communicated.

(D)    The right to receive payment of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of Northfield Bancorp and Northfield Bank against VSB Bancorp and its Subsidiaries and their respective officers and directors with respect to a termination listed under Section 11.2.2(C)(i) or (ii).
(E)    VSB Bancorp acknowledges that the agreements contained in this Section 11.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Northfield Bancorp would not enter into this Agreement; accordingly, Northfield Bancorp shall be reimbursed by VSB Bancorp for all fees, costs and other expenses incurred by Northfield Bancorp in connection with enforcing its right to the Fee. In addition, if VSB Bancorp fails to pay the amounts payable pursuant to this Section 11.2.2, then VSB Bancorp shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.
11.3.    Amendment, Extension and Waiver.
Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of VSB Bancorp), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of VSB Bancorp, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to VSB Bancorp’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.
ARTICLE XII
MISCELLANEOUS
12.1.    Confidentiality.
Except as specifically set forth herein, Northfield Bancorp and VSB Bancorp mutually agree to be bound by the terms of the confidentiality agreement dated November 26, 2019 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement, is hereby incorporated herein by reference. The parties hereto agree that such

Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.
12.2.    Public Announcements.
VSB Bancorp and Northfield Bancorp shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither VSB Bancorp nor Northfield Bancorp nor Northfield Bank shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto; provided, however, that nothing in this Section 12.2 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary to satisfy such party’s disclosure obligations imposed by law.
12.3.    Survival.
All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including but not limited to Sections 2.9, 6.2.2, 7.6.3, 7.6.4, 7.7 and 12.1.
12.4.    Notices.
All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic mail, upon written confirmation of receipt by facsimile or electronic mail, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, with confirmation of receipt, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to VSB Bancorp, to:	Raffaele M. Branca President and Chief Executive Officer VSB Bancorp, Inc. 4142 Hylan Boulevard Staten Island, New York 10308 Fax: (917) 979 1101 Email: rbranca@victorystatebank.com

With required copies to:	Jay L. Hack, Esq. Gallet Dreyer & Berkey, LLP 845 Third Avenue New York, New York 10022 Fax: (212) 935-4514 Email: jlh@gdblaw.com
If to Northfield Bancorp, to:	Steven M. Klein President and Chief Executive Officer Northfield Bancorp, Inc. 581 Main Street Woodbridge, New Jersey 07095 Fax: (732) 634-0528 Email: sklein@enorthfield.com

With required copies to:	Eric Luse, Esq. Ned Quint, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, NW, Suite 780 Washington, D.C. 20015 Fax: (202) 362-2902 Email: eluse@luselaw.com nquint@luselaw.com or such other address as shall be furnished in writing by any party.
12.5.    Parties in Interest.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Sections 7.7 and this 12.5, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
12.6.    Complete Agreement.
This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.
12.7.    Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.
12.8.    Severability.
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
12.9.    Governing Law.
This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws.
12.10.    Interpretation.
When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
12.11.    Specific Performance.
The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chancery Court of the State of Delaware. In the event it is determined that the Chancery Court of the State of Delaware does not have jurisdiction with respect to any dispute arising out of this Agreement or the transactions contemplated, all reference in this Section 12.11 to the Chancery Court of the State of Delaware shall be deemed to include any other court located in the State of Delaware solely with respect to such claim.
12.12.    Waiver of Jury Trial
EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

IN WITNESS WHEREOF, Northfield Bancorp and VSB Bancorp have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

NORTHFIELD BANCORP, INC.

By: /s/ Steven M. Klein
Name: Steven M. Klein
Title: President and Chief Executive Officer

VSB BANCORP, INC.

By: /s/ Raffaele M. Branca
Name: Raffaele M. Branca
Title: President and Chief Executive Officer